UNITED STATES

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GCP Applied Technologies Inc.

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GCP Applied Technologies Inc.

62 Whittemore Avenue

Cambridge, Massachusetts 02140

Notice of 2019 Annual Meeting and

Proxy Statement

Date of Notice: March 21, 2019

March 21, 2019

To Our Stockholders:

I am pleased to announce the Annual Meeting of Stockholders of GCP Applied Technologies Inc. will be held on Thursday, May 2, 2019 at 9:00 a.m. Eastern Time at the AC Hotel Cambridge, 10 Acorn Park Drive, Cambridge, MA 02140. To ensure that you have a say in the governance of GCP Applied Technologies Inc., it is important that you vote your shares. Please review the proxy materials and follow the instructions to vote your shares.

GCP had a number of important accomplishments in 2018, as we continued to focus on competing with differentiated technology, high-performance products and strong customer relationships:

•	Net sales grew 4% in 2018 on solid product demand in North America and the performance of our acquisitions.

•

We continued to pursue value-enhancing bolt-on acquisitions. RIW Limited, our most recent acquisition, complements our Specialty Building Materials business by providing waterproofing products for commercial and residential construction applications.

•

We lowered our interest expense and improved our balance sheet by redeeming all $525 million of our 9.5% Senior Notes and issuing $350 million of 5.5% Senior Notes. These transactions provided us with additional capacity to invest in our business.

•

Constructech magazine recognized GCP as a top provider of technology solutions to the construction industry as a result of our commitment to expanding our VERIFI® technology with new break-through products and systems.

Our Specialty Building Materials business continued to perform well in 2018. Sales of Building Envelope products were strong in North America and Asia Pacific, while our Injections business benefitted from an increase in infrastructure projects. We plan to continue to grow SBM by introducing high-performance, high-margin products.

During 2018, we made significant progress restructuring and repositioning our Specialty Construction Chemicals business. We intend to improve margins by focusing on core admixture markets and technologies, reducing our overall cost structure and increasing the penetration of the VERIFI® integrated in-transit admixture system. We exited several non-profitable geographic markets and expect annualized cost savings of approximately $25 million in 2019. VERIFI® continues to grow by providing attractive productivity, quality and cost improvements for our ready-mix concrete customers.

GCP also remains committed to sound corporate governance. At our 2018 Annual Meeting last May, stockholders approved the recommendation of our Board of Directors (the “Board”) for amendments to our Certificate of Incorporation that eliminated supermajority voting requirements. The amendments reinforce our Board’s accountability and responsiveness to stockholders. Our Board continues to regularly assess our governance policies to make sure GCP’s governance framework is aligned with long-term value creation for our stockholders.

In light of our commitment to delivering value for our stockholders, as well as our insights into the competitive landscape and the challenges and opportunities our business is facing, our Board and management team are conducting a comprehensive review of strategic alternatives with a view to maximizing value for our stockholders. At the same time, we remain focused on the execution and performance of our business. We are implementing our recently announced 2019 restructuring plan, which is expected to deliver approximately $25 million in total annualized cost savings, bringing the total expected annualized cost savings from our three restructuring programs to approximately $80 million in 2020. As we continue to enhance our business and explore strategic alternatives, I am confident in our Board’s ability to oversee these important initiatives. Our Board is comprised of value creators – including four new independent directors appointed in the last two years – with significant operational and M&A experience and a strong mix of knowledge, skills and industry expertise.

Our company has a strong future, and I look forward to the opportunities ahead in 2019 and beyond. We are well positioned to compete on a global basis with our concrete admixtures and VERIFI® technology, as well as our high performance waterproofing, specialty products and cement additives.

On behalf of the Board of Directors and our management team, I would like to thank you for your continued support and for your investment in GCP.

Sincerely,

Gregory E. Poling

Chief Executive Officer

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

to be held on

May 2, 2019

The 2019 Annual Meeting of Stockholders of GCP Applied Technologies Inc., a Delaware corporation (“GCP” or the “Company”), will be held on Thursday, May 2, 2019 at 9:00 a.m. Eastern Time at the AC Hotel Cambridge, 10 Acorn Park Drive, Cambridge, MA 02140 for the following purposes:

1.	To elect three Class II directors and four Class III directors for one-year terms expiring in 2020;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as GCP’s independent registered public accounting firm for 2019;

3.	To approve, on an advisory, non-binding basis, the compensation of GCP’s named executive officers, as described in the accompanying Proxy Statement; and

4.	To transact any other business properly brought before the meeting or any postponement or adjournment thereof.

The Board of Directors has fixed the close of business on March 6, 2019 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting, and any adjournments or postponements of the meeting. This notice and the accompanying proxy materials are made available to you by order of the Board of Directors. The Company’s Board of Directors is soliciting proxies for use at the annual meeting and at any adjournment or postponement thereof.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, we encourage you to read this proxy statement and vote your shares as promptly as possible by Internet, by telephone or by mail.

By Order of the Board of Directors

Alexander Nielsen

Associate General Counsel and Secretary

March 21, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 2, 2019

This Notice and the Proxy Statement and Annual Report

are available at www.proxydocs.com/gcp and at www.gcpat.com

Neither the Securities and Exchange Commission nor any state securities regulatory agency has passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

GCP®, the GCP® logo and, except as may otherwise be indicated, the other trademarks, service marks or trade names used in this Proxy Statement are trademarks, service marks or trade names of GCP or its subsidiaries.

Unless the context otherwise indicates, in this document (i) the terms “GCP” or the “Company” mean GCP Applied Technologies Inc. and (ii) the terms “we,” “us” or “our” mean GCP Applied Technologies Inc. and its consolidated subsidiaries. Unless otherwise indicated, the contents of websites mentioned in this Proxy Statement are not incorporated by reference or otherwise made a part of this Proxy Statement.

➢	PROXY STATEMENT SUMMARY

This summary highlights selected information in this Proxy Statement. Please review the entire document prior to voting.

ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME:	Thursday, May 2, 2019 at 9:00 a.m. Eastern Time

PLACE:	AC Hotel Cambridge, 10 Acorn Park Drive, Cambridge, MA 02140

RECORD DATE:	March 6, 2019

VOTING:

Stockholders as of March 6, 2019, the record date, are entitled to vote. Each share of common stock is entitled to one vote for each of the proposals presented.

Even if you plan to attend and vote at the meeting, please vote as soon as possible using one of the following methods. In all cases, you should have your proxy card in hand.

Vote Online	Vote by Mail	Vote by Phone

www.proxypush.com/gcp	Complete, sign and date the proxy card or voting instruction form and mail it in the postage- paid envelope provided	1-866-870-3684

ADMISSION:	Proof of share ownership and a valid government-issued picture identification will be required to enter the meeting, and will be verified against an official list at registration. If your shares are held in the name of a bank, broker or other holder of record, please also bring your bank or brokerage statement evidencing your beneficial ownership of GCP stock to gain admission.

MEETING AGENDA AND BOARD RECOMMENDATIONS

Voting Item		Board Recommendation	Page
1.	Election of three Class II directors and four Class III directors, each for a one-year term expiring in 2020.	✓ FOR each nominee	8
2.	Ratification of appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2019.	✓ FOR	25
3.	Advisory vote to approve the 2018 compensation of our named executive officers.	✓ FOR	51

2018 PERFORMANCE HIGHLIGHTS

✓	Grew net sales 4% to $1.125 billion

✓	Diluted earnings (loss) per share of ($0.22), an 86% improvement versus 2017; Adjusted EPS of $0.91, a 42% increase versus 2017

✓	Net cash provided by operating activities from continuing operations of $75 million compared to ($1 million) in 2017; Adjusted Free Cash Flow of $44 million versus $13 million in 2017

✓	Strengthened balance sheet by reducing outstanding debt from $544 million as of December 31, 2017 to $357 million as of December 31, 2018

✓	Acquired R.I.W. Limited, which complements Specialty Building Materials business

✓	Made significant progress restructuring and repositioning Specialty Construction Chemicals business, achieving pre-tax cost savings of approximately $6 million

✓	Continued to increase penetration of VERIFI® in-transit concrete management system

✓	Recognized as top provider of technology solutions to the construction industry by Constructech magazine

BOARD OF DIRECTORS

●	The Board is composed of a diverse set of deeply talented and highly experienced professionals.

●	Director skills and attributes comprise effective oversight abilities over GCP’s strategic goals and business performance.

●	For more information about our directors’ qualifications, skills and experience, please see pages 8-14.

							Committee Memberships
Name, Primary Occupation	Age	Director Since	Class*	Current Term Expires	Expiration of Term For Which Nominated	Independent	AC	CC	NGC	CRC
Marcia J. Avedon Senior Vice President of Human Resources, Communications and Corporate Affairs of Ingersoll Rand plc	57	2016	II	2019	-	✓	🌑		🌑	🌑

Ronald C. Cambre Chairman and Chief Executive Officer of Newmont Mining Corporation (Retired)	80	2016	III	2019	2020	✓	🌑	🌑		🌑

Gerald G. Colella President and Chief Executive Officer of MKS Instruments, Inc.	62	2017	III	2019	2020	✓	🌑	🌑	🌑	🌑

Janice K. Henry Chief Financial Officer of Martin Marietta Materials, Inc. (Retired)	67	2016	I	2020	-	✓		🌑	🌑	🌑

Clay H. Kiefaber President/Chief Executive Officer of ESAB, President/Chief Executive Officer Colfax (Retired)	63	2019	II	2019	2020	✓	🌑	🌑	🌑	🌑

James F. Kirsch Chairman, President and Chief Executive Officer of Ferro Corporation (Retired)	61	2018	III	2019	2020	✓	🌑	🌑	🌑	🌑

Phillip J. Mason President, Europe, Middle East, Africa Sector of Ecolab, Inc. (Retired)	68	2016	II	2019	2020	✓	🌑	🌑	🌑	🌑

Elizabeth Mora Chief Administrative Officer, Vice President for Finance and Administration and Treasurer of The Charles Stark Draper Laboratory Inc.	58	2016	II	2019	2020	✓	🌑	🌑	🌑

Marran H. Ogilvie Independent Member of the Board of Directors of Several Public Company Boards	50	2019	III	2019	2020	✓		🌑	🌑	🌑

Gregory E. Poling Chief Executive Officer of GCP Applied Technologies Inc.	63	2016	I	2020	-

Danny R. Shepherd Vice Chairman of Vulcan Materials Company (Retired)	67	2016	I	2020	-	✓	🌑	🌑	🌑	🌑

- Director Nominee	AC – Audit Committee	NGC –Nominating and Governance Committee
∎ – Chairman of the Board	CC – Compensation Committee	CRC – Corporate Responsibility Committee
– Committee Chair	- Not standing for re-election.

*The Company was spun off from W.R. Grace & Co. in February 2016 and our current classified board structure sunsets next year. The majority of the board of Directors is standing for election at this year’s annual meeting for a one-year term. The entire Board will be elected on an annual basis commencing with the 2020 annual meeting.

The following matrix identifies the primary skills, core competencies and other attributes that each director nominee and continuing director brings to bear in their service to GCP’s Board and Committees. The lack of a mark for a particular item does not mean that the director does not possess that qualification, characteristic, skill, or experience. We look to each director to be knowledgeable in these areas; however, the mark indicates that the item is a particularly prominent qualification, characteristic, skill, or experience that the director brings to the Board. Each director possesses numerous other skills and competencies not identified below. We believe identifying primary skills is a more meaningful presentation of the key contributions and value that each director nominee and continuing director brings to their service on the Board and to GCP shareholders. See pages 8-14 for more details.

Qualifications and Experience

Financial/ Accounting	🌑	🌑	🌑	🌑	🌑		🌑	🌑	🌑	🌑

Industry Experience	🌑		🌑	🌑	🌑			🌑	🌑	🌑

Innovation and Technology				🌑	🌑	🌑	🌑		🌑	🌑

Mergers & Acquisitions	🌑	🌑	🌑	🌑	🌑	🌑		🌑	🌑

Operational Leadership of a Global Business	🌑	🌑		🌑	🌑	🌑		🌑	🌑	🌑

Public Company Board Experience	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑

Public Company Leadership Experience	🌑	🌑	🌑	🌑	🌑	🌑		🌑	🌑	🌑

Risk Assessment/ Management	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑

Strategic Planning/ Business Development	🌑	🌑	🌑	🌑		🌑	🌑	🌑	🌑

*Statistics exclude Marcia Avedon, who is not standing for re-election.

CORPORATE GOVERNANCE HIGHLIGHTS

Elimination of Supermajority Voting Provisions

In May 2018, our Board and management proposed, and stockholders approved, amending our Certificate of Incorporation to eliminate the supermajority voting requirements relating to (1) the removal of directors and (2) the approval of future amendments to our By-Laws.

Our Structure

We are committed to best-in-class governance practices that protect the long-term interests of our shareholders and establish strong Board and management accountability. The “Corporate Governance” section beginning on page 15 describes our governance framework. We have adopted key corporate governance best practices, including:

Corporate Governance Strengths
✓	Independent Chairman	✓	Annual Board and committee evaluation and self-assessments
✓	Substantial majority of independent directors on the Board	✓	Board refreshment (including the appointment of four new independent directors in the last two years)

✓	Board diversity	✓	Director skillsets aligned with corporate strategy
✓	Annual election of a majority of directors at this year’s annual meeting and annual election of all directors commencing at next year’s annual meeting	✓	Limit on outside directorships
✓	Majority voting for uncontested director elections	✓	Formal director orientation program
✓	Term Limits – directors must submit their resignations after serving 15 years	✓	Proactive engagement with shareholders
✓	No supermajority voting provisions in our Certificate of Incorporation or By-Laws	✓	Robust stock ownership guidelines for directors and executive officers
✓	Regular executive sessions of the Board and its committees	✓	No hedging or pledging of our securities by directors or executive officers.

EXECUTIVE COMPENSATION HIGHLIGHTS

The Compensation Committee firmly believes in pay-for-performance and has structured the executive compensation program to align our executives’ interests with those of our shareholders. Our executive compensation program provides market-aligned pay opportunities that foster the attraction, motivation, engagement, and retention of key talent needed to drive outstanding Company performance and long-term shareholder value.

Our CEO and other Named Executive Officers (“NEOs”) have a significant amount of their target pay tied to an annual bonus and long-term incentives, which is “Pay at Risk” and dependent on GCP’s financial performance and stock price. Details about our executive compensation program are provided at pages 27-50.

For purposes of this chart, “Long-Term Incentives” includes stock options, restricted stock units and performance based units. Compensation is considered Pay at Risk because it is subject to performance goals, the fluctuations of our stock price or both.

2018 EXECUTIVE COMPENSATION COMPONENTS AND ACTIONS

Component	GCP	2018 Actions
Base Salary	Reflects the market value of the NEO’s role, with differentiation for individual capability	One of our NEOs received a 2.6% increase to reflect individual performance and market movements. Base salary amounts for all other executive officers remained unchanged from the prior year

Annual Cash Bonus	Provides opportunity for market competitive annual bonuses based on Company performance	Bonuses paid out at 20.34% of target based on FY2018 performance

Annual Equity Awards	At risk long-term compensation component consisting of (1) 50% performance-based units, (2) 25% stock options and (3) 25% restricted stock units	Provided market competitive amounts for executive officers

“Double-Trigger” Change in Control Severance Arrangements	Provide change in control payments and benefits to executive officers only upon a qualifying termination of employment within 24 months of a change in control of our Company	No changes

Other Benefits	Generally provide the same health and welfare benefits as offered to all of our employees	No changes

Perquisites	GCP provides no perquisites other than executive physicals which we believe benefit our shareholders	No changes

PROPOSAL ONE

ELECTION OF DIRECTORS

The GCP Board of Directors – Director Qualifications and Nomination

Pursuant to the Amended and Restated By-Laws of GCP (the “By-Laws”) and the Amended and Restated Certificate of Incorporation of GCP (the “Certificate of Incorporation”), the number of directors of the Company is determined by resolution of our Board. The number of directors currently constituting the whole Board is eleven, which are divided into three classes: three in Class I, four in Class II and four in Class III. On January 23, 2019, Marcia J. Avedon, a Class II director of the Company, notified the Board of her decision not to stand for re-election at the 2019 Annual Meeting (the “Annual Meeting”) and to resign as of the expiration of her current term immediately following the Annual Meeting. Accordingly, the Board has resolved to decrease the size of the Board from eleven to ten directors and to decrease the number of Class II directors from four to three, effective as of immediately following the Annual Meeting. Therefore, only seven directors may be elected at the Annual Meeting. The terms of office of the three Class I directors expire at the 2020 Annual Meeting. Our continuing Class II director nominees and Class III director nominees will be elected at the Annual Meeting for one-year terms expiring at the 2020 annual meeting of stockholders. Starting with our 2020 annual meeting of stockholders, the declassification of the Board will be complete and all of our directors will stand for election each year for one-year terms.

The Board extends its sincere gratitude to Ms. Avedon for her dedicated service.

Upon the recommendation of our Nominating and Governance Committee, our Board has nominated the following seven directors, three directors for election as Class II directors and four directors for election as Class III directors, for a one-year term expiring at the 2020 annual meeting of stockholders and until their respective successors shall have been duly elected and qualified or until their earlier resignation or removal: Class II: Clay H. Kiefaber, Phillip J. Mason and Elizabeth Mora; Class III: Ronald C. Cambre, Gerald J. Colella, James F. Kirsch and Marran H. Ogilvie.

Clay H. Kiefaber and Marran Ogilvie were each appointed to our Board effective March 11, 2019 pursuant to an agreement dated the same date (the “Agreement”) with Starboard Value LP and certain of its affiliates (“Starboard Value”). Pursuant to the Agreement, and as previously disclosed, Mr. Kiefaber and Ms. Ogilvie have been nominated by our Board for election at the Annual Meeting. The Agreement, including certain standstill commitments made by Starboard, is described in, and attached as an exhibit to, the Company’s Form 8-K filed with the SEC on March 11, 2019.

Pursuant to SEC rules, proxies cannot be voted for a greater number of persons than the number of nominees named.

If a nominee becomes unable to serve or for good cause will not serve as a director, the proxies will vote for a Board-designated substitute or our Board may reduce the number of directors. Each nominee has consented to being named as such in this Proxy Statement, and GCP has no reason to believe that any of our nominees for election will be unable to serve. The proxy holders intend to vote each proxy received from stockholders of record for the election of each of our nominees, unless otherwise instructed.

Our Board determined that each of our nominees qualifies for election as a member of our Board. In making this determination, our Board believes that its membership should be composed of directors who have the highest integrity, a diversity of experience, the education and ability to understand business problems and evaluate and propose solutions, the personality to work well with others, a dedication to the interests of our stockholders, a commitment to our social responsibilities, and the time to meet their responsibilities as directors. Our Board further believes that a substantial majority of its membership should be independent. Our Board has determined that Mr. Kiefaber, Mr. Mason, Ms. Mora, Mr. Cambre, Mr. Colella, Mr. Kirsch and Ms. Ogilvie qualify as independent directors under applicable rules and regulations and GCP’s independence standards. See information contained in the “Corporate Governance-Number and Independence of Directors” section of this Proxy Statement.

All of our directors bring to our Board a wealth of leadership capabilities derived from their service in executive and managerial roles and also extensive board experience. Our Board believes that the GCP directors as a group have the backgrounds and skills important to our business and that this allows the Board as a collective body to lead GCP in a manner that serves our stockholders’ interests. The following list highlights the skills and experience that we consider important for our directors in light of our current business and structure. The directors’ biographies note each director’s relevant experience, qualifications and skills, including those relative to this list.

Skills/ Experience	Why it Matters to GCP and our Shareholders
Financial/ Accounting

A deep understanding of corporate finance, financial controls and external reporting enables directors to safeguard assets, efficiently allocate capital and effectively oversee the processes that provide shareholders with information about our results of operations, risks and prospects.

Industry Experience

Industry experience is important in understanding the technical nature of our business. This knowledge helps inform the Board’s views on our end markets and contributes to a deeper understanding of our business strategy, operations, key performance indicators and competitive environment.

Innovation and Technology

Developing leadership positions within high value segments of the construction market through new product innovation and technology development is critical to our future success. Forward-thinking directors help us anticipate and take advantage of new opportunities and address emerging risks.

Mergers & Acquisitions

Experience leading public company M&A contributes to the Board’s ability to assess the appropriate path for long-term value creation at GCP. This experience includes evaluating inorganic growth opportunities through acquisitions and other business combinations, executing operational integrations, and negotiating public company sell-side transactions.

Operational Leadership of a Global Business

We have significant worldwide operations and growing revenue outside the United States is an important part of our long-term growth strategy. Our business success is derived from a broad perspective on global business opportunities and an understanding of diverse business environments, economic conditions and cultures. Experience developing and implementing operating plans for a complex organization provides insight and perspective relative to the Board’s oversight of our global operations. Additionally, directors with global experience can provide valuable business and cultural perspective regarding many important aspects of our business.

Public Company Board Experience

Service on the boards and board committees of other public companies provides an understanding of corporate governance practices and trends as well as insights into board management, relations between the board, the CEO and senior management and succession planning.

Public Company Leadership Experience

“C-Suite” experience with a public company, including leadership experience as a division president or functional leader within a complex organization contributes to the Board’s understanding of operations and business strategy as well as demonstrated leadership ability.

Risk Assessment/ Management

Directors with risk assessment/management experience contribute to the identification, assessment and prioritization of key risks facing GCP, including cybersecurity, regulatory compliance, competition, financial and intellectual property risks.

Strategic Planning/ Business Development

Directors with a background in strategic planning/business development provide insight into developing and implementing strategies for growing our business and have the perspective to analyze, shape and oversee the execution of important policy issues.

A biography for each continuing member of GCP’s Board of Directors, as well as the seven nominees standing for election, is set forth below.

Unless otherwise instructed, the proxies will vote “FOR” each of the director nominees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES FOR DIRECTOR.

NOMINEES FOR ELECTION AS DIRECTORS

Nominees-Class II-Term to expire at the 2020 Annual Meeting

Clay H. Kiefaber Age 63 Director since 2019

Mr. Kiefaber most recently served as Special Assistant to the Secretary of Commerce: Finance and Budget as a member of the beachhead transition team. Previously, Mr. Kiefaber served in various executive leadership roles at Colfax Corporation, including President & CEO of ESAB, President and CEO of Colfax Corporation, Colfax Board Director and Chairman of the Compensation Committee (prior to serving as CEO). Prior to Colfax, Mr. Kiefaber worked at Masco Corporation, where he served as a Group President responsible for Behr Paint, Milgard Windows and Watkins Spa. He also served as a Group Vice President responsible for the Builder Cabinet Group, consisting of the Merillat and Quality brands. Earlier positions included: Senior Manager within the Advanced Manufacturing Group of Price Waterhouse, Materials Manager for a division of Harris Corporation, and technical sales positions for Hewlett-Packard and Digital Equipment Corporation.

Primary Skills, Core Competencies and Attributes

Mr. Kiefaber brings to our Board significant substantive experience from serving in a variety of senior executive positions as well as industry specific knowledge, making him a valuable asset to our Board.

Phillip J. Mason Age 68 Director since 2016

Mr. Mason served as President of the Europe, Middle East Africa (EMEA) Sector of Ecolab, Inc. (a leading provider of food safety, public health and infection prevention products and services), a position he held from 2010 until his retirement in 2012. Prior to leading Ecolab’s EMEA Sector, Mr. Mason had responsibility for Ecolab’s Asia Pacific and Latin America businesses as President of Ecolab’s International Sector from 2005 to 2010 and as Senior Vice President, Strategic Planning in 2004. Mr. Mason is a director of Lincoln Electric Holdings, where he has served since 2013.

Primary Skills, Core Competencies and Attributes

Mr. Mason brings over 35 years of international business experience to our Board, including starting, developing and growing businesses abroad in both mature and emerging markets. Additionally, he brings a strong finance and strategic planning background, including merger and acquisition experience, along with significant experience working with and advising boards on diverse issues confronting companies with international operations.

Elizabeth Mora Age 58 Director since 2016

Ms. Mora has served since March 2015 as the Chief Administrative Officer, Vice President for Finance and Administration, and Treasurer of The Charles Stark Draper Laboratory, Inc., a non-profit engineering research and development laboratory serving the national interest in applied research, engineering development, advanced technical education, and technology transfer. From August 2008 to March 2015, she served as Vice President for Finance and Administration, and Chief Financial Officer of The Charles Stark Draper Laboratory, Inc. Previously she served as Chief Financial Officer of Harvard University, with its large endowment, $3 billion annual operating budget, and 15,000 employees. In her 12 years at Harvard, she was a leader in research administration, the business side of information technology, and a key liaison between the university and government partners including the Office of Management and Budget, the National Institutes of Health, the National Science Foundation and the Department of Defense and the various Offices of Inspectors General. She is a certified public accountant and spent nine years in public accounting and consulting in the National Regulatory Consulting Practice at PricewaterhouseCoopers. She has served as a director of MKS Instruments, Inc. since 2012 and as Chair of the Compensation Committee of the MKS Instruments board since 2017.

Primary Skills, Core Competencies and Attributes Ms. Mora brings to our Board a breadth of financial, audit, accounting, risk management, and financial controls experience.

Nominees-Class III -Term to expire at the 2020 Annual Meeting

Ronald C. Cambre Age 80 Director since 2016

Mr. Cambre served as Chairman of the Board and Chief Executive Officer of Newmont Mining Corporation until his retirement as CEO in 2000 and Chairman in 2001. He joined Newmont as Vice Chairman and CEO in 1993. Mr. Cambre served as Chairman of the Board of McDermott International, Inc. (an engineering and construction company) from 2008 to 2011 and as a director of Cliffs Natural Resources, Inc. from 1996 until 2011. Mr. Cambre also served as a director of W. R. Grace & Co. (“Grace”) from 1998 until our separation from Grace on February 3, 2016, when he became a director and Non-Executive Chairman of the Board of GCP. Mr. Cambre is a director of G.D.C, a small start-up, where he has served since 2013.

Primary Skills, Core Competencies and Attributes

Mr. Cambre brings to our Board his extensive background in leadership and management at the most senior level in major corporations, his deep understanding of international business and global energy issues and his governance and oversight experience developed as a director of multiple public companies.

Gerald G. Colella Age 62 Director since 2017

Mr. Colella has served as a director and as Chief Executive Officer and President of MKS Instruments, Inc., a provider of technology solutions for the environmental monitoring, defense and security, life sciences and research, process and industrial manufacturing and thin film industries, since January 2014. From February 2013 until December 2013, Mr. Colella served as President and Chief Operating Officer of MKS Instruments. He served as Vice President and Chief Operating Officer from January 2010 until February 2013 and served as Vice President and Chief Business Officer of MKS Instruments from April 2005 until January 2010. In addition, Mr. Colella also served as Acting Group Vice President, PRG Products from July 2007 to March 2010.

Primary Skills, Core Competencies and Attributes

Mr. Colella brings to our Board over 30 years of commercial and operating experience and leadership. As the CEO of a public company, Mr. Colella is familiar with the numerous and varied issues facing public companies, particularly with respect to operational, financial and corporate governance matters. His leadership experience and financial acumen position him well to serve as a member of our Board.

James F. Kirsch Age 61 Director since 2018

Mr. Kirsch served as the Chairman, President and CEO of Ferro Corporation (a leading producer of specialty materials and chemicals) from 2006 to 2012. He joined Ferro in October 2004 as its President and Chief Operating Officer, was appointed CEO and Director in November 2005 and was elected Chairman in December 2006. Prior to that, from 2002 through 2004, he served as President of Quantum Composites, Inc. (a manufacturer of thermoset molding compounds, parts and sub-assemblies for the automotive, aerospace, electrical and HVAC industries). From 2000 through 2002, he served as President and director of Ballard Generation Systems and Vice President for Ballard Power Systems in Burnaby, British Columbia, Canada. Mr. Kirsch began his career with The Dow Chemical Company, where he spent 19 years and held various positions of increasing responsibility, including global business director of Propylene Oxide and Derivatives and Global Vice President of Electrochemicals. Mr. Kirsch has served as a director of Rayonier Advanced Materials Inc. since 2014. He formerly served as a director of Cliffs Natural Resources, Inc. from March 2010 to August 2014 and as the Executive Chairman from January 2014 to August 2014.

Primary Skills, Core Competencies and Attributes

Mr. Kirsch brings a wealth of senior management experience with major organizations with international operations, and has substantial experience in the areas of specialty materials and chemicals. As a former Chairman, President and CEO of a NYSE-listed company, he brings considerable senior leadership experience to the Board and the committees thereof on which he serves.

Marran H. Ogilvie Age 50 Director since 2019

Ms. Ogilvie currently serves on the Boards of Directors of Evolution Petroleum Corporation, Ferro Corporation, Four Corners Property Trust, Inc. and Bemis Company, Inc. She has also previously served on the Boards of Directors of Forest City Realty Trust, Inc., LSB Industries, Inc., The Korea Fund, Inc., ZAIS Financial Corp., Seventy Seven Energy Inc. and Southwest Bancorp, Inc. Previously, Ms. Ogilvie served as an Advisor to the Creditors Committee for the Lehman Brothers International (Europe) Administration (the “Creditors Committee”) and has also served as a Representative of a Member of the Creditors Committee. Earlier in her career, Ms. Ogilvie was a member of Ramius, LLC, an alternative investment management firm, where she served in various capacities prior to the firm’s merger with Cowen Group, Inc. (“Cowen Group”), including as Chief Operating Officer and General Counsel and Chief Compliance Officer. Following the merger, Ms. Ogilvie was Chief of Staff at Cowen Group.

Primary Skills, Core Competencies and Attributes

Ms. Ogilvie brings to our Board her substantial business experience and financial background coupled with her extensive experience serving as a director of public companies.

CONTINUING DIRECTORS

Continuing Class I Directors, Term expires at the 2020 Annual Meeting

Janice K. Henry Age 67 Director since 2016

Ms. Henry retired in 2006 from Martin Marietta Materials, Inc. (a chemical and materials manufacturer) having served as Chief Financial Officer from 1994 until 2005. She also served as Senior Vice President of Martin Marietta Materials from 1998 until 2006 and as Treasurer of Martin Marietta Materials from 2002 until 2006. After her retirement in 2006, she provided consulting services to Martin Marietta Materials, Inc. until 2009. Ms. Henry serves as a member of the Corporation of The Charles Stark Draper Laboratory, Inc., a non-profit engineering research and development laboratory serving the national interest in applied research, engineering development, advanced technical education, and technology transfer. Ms. Henry previously served as a director of North American Galvanizing and Coatings, Inc. from 2008 until its acquisition in 2010 by AZZ Incorporated, of Inco Limited from 2004 until its acquisition in 2006 by Companhia do Rio Doce (now Vale), and of Cliffs Natural Resources, Inc. from 2009 until 2014. Ms. Henry also served as a director of Grace from 2012 until our separation from Grace on February 3, 2016, when she became a director of GCP.

Primary Skills, Core Competencies and Attributes

Ms. Henry brings to our Board her substantial experience in financial and accounting leadership, including with respect to acquisitions and capital structuring, gained as an officer of a chemicals and materials manufacturer. She also has significant governance and oversight experience from her service on public and private corporate boards.

Gregory E. Poling Age 63 Director since 2016

Mr. Poling has served as GCP’s President and Chief Executive Officer since our separation from Grace on February 3, 2016. Mr. Poling joined Grace in 1977 and became President of Grace Division (one of Grace’s two operating segments at the time) and Vice President of Grace in 2005. Mr. Poling served as President and Chief Operating Officer of Grace from 2011 to early 2016. As a result of his service at Grace, Mr. Poling has developed valuable business, management and leadership experience, including 23 years of experience in construction products, and has long-standing relationships with many of GCP’s customers.

Primary Skills, Core Competencies and Attributes

Mr. Poling brings to our Board his extensive experience in sales, manufacturing, marketing and executive management, including in particular his experience in leading our construction businesses.

Danny R. Shepherd Age 67 Director since 2016

Mr. Shepherd served as Vice Chairman of Vulcan Materials Company (the nation’s largest producer of construction aggregates: primarily crushed stone, sand and gravel), a position he held from 2013 until his retirement in 2015. Prior to becoming Vice Chairman, Mr. Shepherd served as Executive Vice President and Chief Operating Officer, from 2012 to 2013, Executive Vice President, Construction Materials, from 2011 to 2012, and Senior Vice President, Construction Materials East, from 2007 to 2011. He originally joined Vulcan in 1973 and left in 1993 to build a lime and limestone business, ultimately serving as President of Global Stone Corp. before returning to Vulcan in 2002. Mr. Shepherd has served as a director of Beazer Homes USA, Inc. since 2016. Mr. Shepherd previously served on the Boards of Directors of the American Road and Transportation Builders Association; National Stone, Sand & Gravel Association; National Ready Mix Concrete Association; National Lime Association; and Pulverized Minerals Association.

Primary Skills, Core Competencies and Attributes

Mr. Shepherd brings to our Board over 40 years of executive, operations, and commercial leadership experience with public companies, spanning P&L management, corporate strategy, business development, mergers and acquisitions, investor relations, capital planning, organization structure, and succession planning.

CORPORATE GOVERNANCE

Corporate Governance Principles

GCP is committed to good corporate governance, which we believe will help us sustain our success and continue to build long-term stockholder value. To that end, the Company has in place Corporate Governance Principles which are designed to assist the Company and the Board in implementing effective corporate governance practices. Our Board of Directors believes that good governance requires not only an effective set of specific practices, but also a culture of responsibility throughout an organization, and governance at GCP is intended to achieve both. The Board also believes that good governance ultimately depends on the quality of an organization’s leadership, and it is committed to recruiting and retaining directors and officers of proven leadership ability and personal integrity. You can find the GCP Corporate Governance Principles on our website at www.gcpat.com.

Independence of Directors

Under the New York Stock Exchange’s (“NYSE”) Corporate Governance Standards, a majority of the Board must qualify as independent directors. However, our Corporate Governance Principles require that a substantial majority of the Board qualify as independent directors. The NYSE Corporate Governance Standards define specific relationships that disqualify directors from being independent and further require that for a director to qualify as independent, the Board must affirmatively determine that the director has no material relationship with our Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with our Company). In making determinations regarding independence, the Board applied the NYSE standards, reviewed GCP’s relationships with organizations with which our directors are affiliated and broadly considered all relevant facts and circumstances known to it.

The Board determined that each of our continuing directors, other than Gregory E. Poling, our Chief Executive Officer, satisfies the independence criteria set forth in the NYSE Corporate Governance Standards and is independent. These independent continuing directors and director nominees are: Ronald C. Cambre, Gerald G. Colella, Janice K. Henry, Clay H. Kiefaber, James F. Kirsch, Phillip J. Mason, Elizabeth Mora, Marran H. Ogilvie and Danny R. Shepherd.

The Board also previously determined that Marcia J. Avedon, who notified the Board that she will not stand for re-election at the Annual Meeting, is an independent director under the NYSE standards and our Corporate Governance Principles. In making its determination regarding Ms. Avedon’s independence, the Board considered that subsidiaries of Ingersoll-Rand plc, where Marcia J. Avedon serves as Senior Vice President of Human Resources, Communications and Corporate Affairs, provide products to GCP in the ordinary course of business, primarily pumps and valves. The Board noted that the amount paid to Ingersoll-Rand was well below the relevant thresholds noted in the NYSE’s Corporate Governance Standards and determined that this business relationship is not material to GCP, Ingersoll-Rand, or Ms. Avedon. Based on the foregoing considerations, the Board concluded that Ms. Avedon does not have a direct or indirect material interest in the transactions with Ingersoll-Rand.

Each independent director is expected to notify the chair of the Nominating and Governance Committee, as soon as reasonably practicable, of changes in his or her personal circumstances that may affect the Board’s evaluation of his or her independence.

Board Leadership – Independent Chairman of the Board of Directors

Under our Corporate Governance Principles, our Board makes a determination as to whether the Chief Executive Officer should also serve as Chairman of the Board. This determination is based upon the composition of our Board and the circumstances of GCP at the time. Our Board has considered the roles and responsibilities of each position and currently believes that GCP and its stockholders are best served by having Mr. Cambre serve as independent Chairman of the Board. Our Board of Directors believes that Mr. Cambre’s position is appropriate due to his extensive industry experience, his in-depth knowledge of GCP and its international operations and strategy, and his full appreciation of the business environment and GCP’s risk management strategies. Our Board believes that as Chairman of the Board, Mr. Cambre, as an independent director, can provide a single voice to management, stockholders and customers and be a vital link between management and the independent directors.

Term Limits for Directors

Pursuant to our Corporate Governance Principles, after a director has reached 15 years of service on the Board, that director must submit his or her resignation. The Board has the option to accept or reject such resignation.

Director Nomination Process; Shareholder Recommendations for Director Nominees

In considering candidates for election to our Board, we are guided by our belief that our Board should be composed of individuals with a commitment to increasing stockholder value, a diversity of experience, the highest integrity, the education and ability to understand business problems and evaluate and propose solutions, the personality to work well with others, a commitment to GCP’s social responsibilities and the availability of time to assist GCP. We wish to ensure that a diversity of experience is reflected on our Board, including a broad diversity of industry experience, product experience and functional background. Pursuant to our Corporate Governance Principles, we are also committed to having a substantial majority of our Board be independent, as defined by NYSE rules and applicable laws and regulations.

Our Board conducts a self-assessment process every year and periodically reviews the skills and characteristics needed by our Board. As part of the review process, our Board considers the skill areas represented on our Board, those skill areas represented by directors expected to retire or leave our Board in the near future, and recommendations of directors regarding skills that could improve the ability of our Board to carry out its responsibilities.

When our Board or the Nominating and Governance Committee has identified the need to add a new Board member with specific qualifications or to fill a vacancy on our Board, the chair of the Nominating and Corporate Governance Committee will initiate a search, seeking input from other directors and management, review any candidates that the Committee has previously identified or that have been recommended by stockholders in that year and may retain a search firm. The Nominating and Governance Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates and the sole authority to approve the search firm’s fees and other retention terms.

The Nominating and Governance Committee will consider director nominations made by stockholders. To nominate a person to serve on the Board, a stockholder should write to: GCP Applied Technologies Inc., 62 Whittemore Avenue, Cambridge, Massachusetts 02140, Attention: Corporate Secretary. Director nominations must be delivered to the Corporate Secretary in accordance with the Company’s By-laws. This generally means the nomination must be delivered not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, provided, that if (a) the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date of the preceding year’s annual meeting, or (b) no annual meeting was held during the preceding year, then the notice must be delivered not earlier than 120 days prior to the date of such annual meeting and not later than the close of business on the later of (i) the ninetieth day prior to the date of such annual meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. The nomination must contain any applicable information and must otherwise be in proper form, as set forth in the Company’s By-laws. The Nominating and Governance Committee will consider and evaluate persons nominated by stockholders in the same manner as it considers and evaluates other potential directors.

As described above, Mr. Kiefaber and Ms. Ogilvie were appointed as directors by the Board effective March 11, 2019. They were initially identified as potential directors by a stockholder, Starboard Value, and we understand that Starboard Value paid each of them $25,000 to be included in Starboard Value’s slate of nominees for the Annual Meeting.

Communications with our Board of Directors

Stockholders, employees, customers, vendors or other interested parties may communicate with our Board of Directors by writing to our Corporate Secretary, at the following address: Board of Directors, c/o GCP Applied Technologies Inc., 62 Whittemore Avenue, Cambridge, Massachusetts 02140, Attention: Corporate Secretary. The Corporate Secretary will review and forward all communications from stockholders to the Board, except for those communications from stockholders that are outside the scope of Board matters or duplicative of other communications by the applicable stockholder and previously forwarded to the Board.

Board Role in Risk Oversight

Our Board of Directors actively oversees the risk management of GCP and the implementation of our strategic plan and the risks inherent in the operation of our businesses. Our Board reviews the GCP enterprise risk management program at least annually and considers whether risk management processes are functioning properly and are appropriately adapted to GCP’s strategy, culture, risk appetite and value-generation objectives. Our Board provides guidance to management regarding risk management as appropriate. These activities are supplemented by an internal audit function that reports directly to the Audit Committee.

Standing Board committees are responsible for overseeing risk management practices relevant to their functions. The Audit Committee oversees the management of market and operational risks that could have a financial impact, such as those relating to internal controls and financial liquidity. The Audit Committee is also tasked with reviewing cybersecurity risks and incidents and any other risks and incidents relevant to our information technology system controls and security, and discussing if any such risks and incidents should be disclosed in our periodic filings with the SEC. The Nominating and Governance Committee oversees risks related to governance issues, such as the independence of directors and the breadth of skills on our Board. The Compensation Committee manages risks related to GCP’s executive compensation plans and the succession of the Chief Executive Officer and other executive officers. The Corporate Responsibility Committee manages certain risks related to government regulation and environment, health and safety matters.

Risk Management in Our Compensation Practices

At the Compensation Committee’s direction, representatives of GCP’s human resources and legal departments conducted a risk assessment of GCP’s compensation policies and practices during 2018. This risk assessment consisted of a review of cash and equity compensation provided to GCP employees, with a focus on compensation payable to senior executives and incentive compensation plans, which provide variable compensation to other GCP employees based upon Company and individual performance. The Compensation Committee and its independent consultant reviewed the findings of this assessment and agreed with the conclusion that our compensation programs are designed with the appropriate balance of risk and reward in relation to GCP’s overall business strategy and do not create risk that is reasonably likely to have a material adverse effect on GCP. The following characteristics of our compensation programs support this finding:

●   our use of different types of compensation vehicles that provide a balance of long- and short-term incentives with fixed and variable components;

●   the cap on awards to limit windfalls;

●   our practice of looking beyond results-oriented performance in assessing the contributions of a particular executive;

●   our share ownership guidelines;

●   our executive compensation claw-back policy;

●   our recoupment policy for equity awards; and

●   the ability of the Compensation Committee to reduce incentive payouts if deemed appropriate.

Code of Ethics

The Company has adopted a Business Ethics Policy and a Conflicts of Interest Policy that are applicable to the members of our Board and to all of our employees, including, but not limited to, the principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions. Together, these policies meet the requirements of a “code of ethics” as defined by SEC regulations as well as the requirements of a code of business conduct and ethics under NYSE listing standards. The Business Ethics Policy and Conflicts of Interest Policy are posted on our website www.gcpat.com under the heading “Investors.” Any amendments to or waivers of our Business Ethics Policy or Conflicts of Interest Policy that our Board of Directors approves will be disclosed on our website.

Chief Executive Officer Succession Planning

The Board’s Compensation Committee and the full Board periodically review succession planning for our Chief Executive Officer and other senior leadership positions. Our Chief Executive Officer discusses with the Board and the Compensation Committee, at least once per year, his recommendations and evaluations of potential successors to his position, including in the event of an unexpected emergency, and reviews development plans, if any, recommended for such individuals.

Stock Ownership Guidelines

In order to ensure that the long-term financial interests of our directors and senior executives are fully aligned with the long-term interests of our stockholders, our Board has implemented stock ownership guidelines. The guidelines are as follows:

Category of Executive	Ownership Guideline
Directors (other than CEO)	5 times cash portion of annual retainer
Chief Executive Officer	5 times base salary
Other Executive Officers	3 times base salary

Directors and executives subject to the stock ownership guidelines have five years from the later of the year of our separation from W.R. Grace & Co. or the year of their initial election or appointment to comply with the relevant guideline.

Stockholder Engagement

It is a priority of our Company and Board to maintain open communication with our stockholders. Our Company and Board are committed to regularly engaging with our stockholders regarding our Company’s strategic direction, performance and other key matters. Both management and our Board believe that this is best accomplished through ongoing dialogue with stockholders, including soliciting feedback and suggestions from our stockholders to strengthen the long-term prospects of our Company. This is an ongoing activity, not a check-the-box exercise.

Thus, since our annual meeting in May 2018, members of our Board and management met, either telephonically or in-person, with stockholders representing over 55% of our outstanding shares, and we continue to actively engage with our stockholders on an ongoing basis. When requested, we have sought to make available our Chairman and other independent members of our Board for meetings with stockholders. Our Board and management have found these meetings invaluable: they have enhanced our stockholders’ understanding of the Company’s strategy and the ongoing robust dialogue these meetings have stimulated has generated useful feedback from our Company’s stockholder base, allowing us to better understand stockholder perspectives. We continually assess our practices and make changes to reflect our conversations with stockholders. Our Board and management is committed to maintaining and enhancing this dialog with our stockholders.

MEETINGS AND BOARD COMMITTEES

Board Meetings

Our Board held 11 meetings in 2018. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board on which he or she served during the period that he or she served.

Executive Sessions

During 2018, the independent directors met in executive session at every regular Board meeting, including an executive session to perform the annual evaluation of the CEO. The independent Chairman of the Board presided at these executive sessions. Also during 2018, each of the Audit, Compensation, and Nominating and Governance Committees met in executive sessions without members of management present.

Director Attendance at Board, Board Committee and Annual Meetings

Our Board generally holds six regular meetings per year and meets on other occasions when circumstances require. Directors spend additional time preparing for Board and committee meetings and participating in conference calls to discuss quarterly earnings announcements or significant transactions or developments. Additionally, we may call upon directors for advice between meetings. Under our Corporate Governance Principles, we expect directors to regularly attend meetings of our Board and of all committees on which they serve and to review the materials sent to them in advance of those meetings. We expect nominees for election at each annual meeting of stockholders to attend the annual meeting. All directors then serving on our Board attended the Annual Meeting of Stockholders held on May 3, 2018.

Committees of the Board of Directors

Our Board of Directors has the following four standing committees: Audit Committee, Nominating and Governance Committee, Compensation Committee, and Corporate Responsibility Committee. Only independent directors, as independence is determined in accordance with NYSE rules and other applicable laws or regulations, are permitted to serve on the standing committees. The Board annually selects, from among its members, the members and Chair of each standing committee.

The table below provides information with respect to committee membership as of March 11, 2019. The table also sets forth the number of meetings (including teleconference meetings) held by each committee in 2018:

Director	Audit	Compensation	Nominating and Governance	Corporate Responsibility
Marcia J. Avedon[1]	✓	*	✓	✓
Ronald C. Cambre ‡	✓	✓	*	✓
Gerald G. Colella	✓	✓	✓	✓
Janice K. Henry	*	✓	✓	✓
Clay H. Kiefaber	✓	✓	✓	✓
James F. Kirsch	✓	✓	✓	✓
Phillip J. Mason	✓	✓	✓	✓
Elizabeth Mora	✓	✓	✓	*
Marran H. Ogilvie		✓	✓	✓
Gregory E. Poling
Danny R. Shepherd	✓	✓	✓	✓
Number of Meetings in 2018	5	5	2	1

1.	Not standing for re-election.
✓	Committee Member
*	Committee Member and Committee Chair
‡	Chairman of the Board

Each standing committee has a written charter that describes its responsibilities. Each of the standing committees has the authority, as it deems appropriate, to independently engage outside legal, accounting or other advisors or consultants. In addition, each standing committee annually conducts a review and evaluation of its performance and reviews and reassesses its charter. You can find the current charters of each standing committee on our website at www.gcpat.com.

Audit Committee

The Audit Committee has been established in accordance with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules of the NYSE and our Corporate Governance Principles. The Audit Committee assists our Board in overseeing:

●	the integrity of GCP’s financial statements;

●	GCP’s compliance with legal and regulatory requirements;

●	the qualifications and independence of GCP’s independent registered public accountant;

●	the performance of GCP’s internal audit function and independent registered public accountant; and

●	the preparation of an audit committee report as required by the SEC.

The Audit Committee has the authority and responsibility for the appointment, retention, compensation, oversight and, if circumstances dictate, discharge of GCP’s independent registered public accountant, including pre-approval of all audit and non-audit services to be performed by the independent registered public accountant. The independent registered public accountant reports directly to the Audit Committee and, together with GCP’s internal audit function, has full access to the Audit Committee and routinely meets with the Audit Committee without management being present. The Audit Committee is also responsible for reviewing, approving and ratifying any related person transaction.

The current Audit Committee members are Marcia J. Avedon, Ronald C. Cambre, Gerald G. Colella, Janice K. Henry, Clay H. Kiefaber, James F. Kirsch, Phillip J. Mason, Elizabeth Mora, and Danny R. Shepherd, each of whom meets the independence standards of the SEC and NYSE, are financially literate within the meaning of the NYSE listing standards and meet the experience and financial requirements of the NYSE listing standards. Our Board of Directors has determined that Ms. Henry, Mr. Kiefaber, Ms. Mora, Mr. Cambre, Mr. Colella, Mr. Kirsch and Mr. Shepherd are “audit committee financial experts” as defined by SEC rules and regulations. Ms. Henry serves as Chair of the Audit Committee.

Nominating and Governance Committee

The Nominating and Governance Committee:

●	sets criteria for the selection of directors, identifies individuals qualified to become directors and recommends to our Board the director nominees for the annual meeting of stockholders;

●	develops and recommends to our Board appropriate corporate governance principles applicable to GCP; and

●	oversees the evaluation of our Board.

The current Nominating and Governance Committee members are Marcia J. Avedon, Ronald C. Cambre, Gerald G. Colella, Janice K. Henry, Clay H. Kiefaber, James F. Kirsch, Phillip J. Mason, Elizabeth Mora, Marran H. Ogilvie and Danny R. Shepherd, each of whom meets the independence standards of the NYSE. Mr. Cambre serves as Chair of the Nominating and Governance Committee.

Compensation Committee

The Compensation Committee:

●	approves all compensation actions with respect to GCP’s directors, executive officers and certain other members of senior management;

●	evaluates and approves GCP’s annual and long-term incentive compensation plans (including equity- based plans), and oversees the general compensation structure, policies and programs of GCP;

●

oversees the development of succession plans for the executive officers other than the Chief Executive Officer, and, in conjunction with the Chairman of the Board, oversees the development of succession plans for the Chief Executive Officer; and

●	produces an annual report on executive officer compensation as required by applicable law.

The Compensation Committee is authorized to delegate to any one or more directors (which person(s) need not be members of the Compensation Committee) and/or executive officers the authority to review and grant, as the act of the Compensation Committee and of the Board, stock options and other equity incentive grants to eligible employees other than the Chief Executive Officer, the other executive officers, and the Chief Executive Officer’s other direct reports. The Compensation Committee may also form and delegate authority to subcommittees when appropriate, which may consist of one or more members of the Compensation Committee.

The Compensation Committee engaged Willis Towers Watson as its independent provider of compensation consulting services for decisions relating to 2018 compensation. Please see “Executive Compensation – Compensation Discussion and Analysis” in this Proxy Statement for further discussion about the role of Willis Towers Watson. The Compensation Committee may also utilize external legal advisors as necessary and assesses the independence of all of its advisors.

Representatives of Willis Towers Watson regularly attend meetings of the Compensation Committee. For portions of those meetings, the Chief Executive Officer and the Vice President and Chief Human Resources Officer also attend and are given the opportunity to express their views on executive compensation to the Compensation Committee.

The current Compensation Committee members are Marcia J. Avedon, Ronald C. Cambre, Gerald G. Colella, Janice K. Henry, Clay H. Kiefaber, James F. Kirsch, Phillip J. Mason, Elizabeth Mora, Marran H. Ogilvie and Danny R. Shepherd, each of whom is: independent under the independence standards of the SEC and NYSE, a “non-employee director” of GCP as defined under Rule 16b-3 of the Exchange Act, and an “outside director” for the purposes of the corporate compensation provisions contained in Section 162(m) of the Internal Revenue Code of 1986, as amended. Dr. Avedon serves as Chair of the Compensation Committee. The Board intends to appoint a new Chair of the Compensation Committee at its meeting immediately following the Annual Meeting.

Corporate Responsibility Committee

The Corporate Responsibility Committee assists our Board and management in addressing GCP’s responsibilities as a global corporate citizen. In particular, the Corporate Responsibility Committee counsels management with respect to:

●	the development, implementation and improvement of procedures, programs, policies and practices relating to GCP’s responsibilities as a global corporate citizen;

●	the adherence to those procedures, programs, policies and practices at all levels of GCP; and

●	the maintenance of open communications to ensure that issues are brought to the attention of, and considered by, all appropriate parties.

The current Corporate Responsibility Committee members are Marcia J. Avedon, Ronald C. Cambre, Gerald G. Colella, Janice K. Henry, Clay H. Kiefaber, James F. Kirsch, Phillip J. Mason, Elizabeth Mora, Marran H. Ogilvie and Danny R. Shepherd, each of whom meets the independence standards of the NYSE. Ms. Mora serves as Chair of the Corporate Responsibility Committee.

Director Compensation

Non-Employee Director Compensation Program

Our director compensation program is intended to enhance our ability to attract, retain and motivate nonemployee directors of exceptional ability and to promote the common interest of directors and stockholders in enhancing the value of GCP. The Compensation Committee reviews director compensation periodically. The Compensation Committee has the sole authority to engage a consulting firm to evaluate director compensation.

Under our nonemployee director compensation program, each nonemployee director receives an annual retainer of $195,000 – consisting of a cash retainer of $21,250, paid quarterly, and an annual award of $110,000 of GCP common stock. The annual retainer for non-employee directors was increased from $180,000 to $195,000, effective January 1, 2019. Additional cash retainers, also paid quarterly, are as follows: the Non-Executive Chairman of the Board, who also serves as Nominating and Governance Committee Chair, receives $80,000; the Audit Committee Chair receives $15,000; and the Compensation Committee Chair receives $10,000. We reimburse directors for expenses they incur in attending Board and committee meetings and other activities incidental to their service as directors but directors are not paid any separate meeting fees. Directors, and all GCP employees, are entitled to participate in GCP’s Matching Grants Program; however, no directors participated in GCP’s Matching Grants Program during the year ended December 31, 2018. We also maintain business travel accident insurance coverage for directors. Mr. Poling’s compensation is described in the Summary Compensation Table set forth in “Executive Compensation-Compensation Tables,” and he receives no additional compensation for serving as a member of our Board.

The following table provides compensation information for the year ended December 31, 2018 for each non-employee director. Mr. Kiefaber and Ms. Ogilvie joined our Board on March 11, 2019.

Name	Fees Earned or Paid in Cash ($)(a)	Stock Award ($)(b)	Total ($)

Marcia J. Avedon	$90,000	$99,988	$189,988
Ronald C. Cambre	$160,000	$99,988	$259,988
Gerald G. Colella	$80,000	$99,988	$179,988
Janice K. Henry	$95,000	$99,988	$194,988
James F. Kirsch(c)	$20,000	$58,326	$78,326
Phillip J. Mason	$80,000	$99,988	$179,988
Elizabeth Mora	$80,000	$99,988	$179,988
Danny R. Shepherd	$80,000	$99,988	$179,988

(a) Amount consists of cash portion of annual retainer in the amount of $80,000 and additional payments to Ms. Avedon for serving as Chair of the Compensation Committee in the amount of $10,000, Ms. Henry for serving as Chair of the Audit Committee in the amount of $15,000, and Mr. Cambre for serving as Chairman of the Board and as Chair of the Nominating and Governance Committee in the amount of $80,000.

(b) For all directors other than Mr. Kirsch, reflects the aggregate grant date fair value of the equity portion of the annual retainer consisting of 3,571 shares of GCP common stock calculated in accordance with FASB ASC Topic 718. For Mr. Kirsch, reflects the aggregate grant date fair value of the pro-rated equity portion of the annual retainer consisting of 2,233 shares of GCP common stock calculated in accordance with FASB ASC Topic 718.

(c) Mr. Kirsch joined the Board on October 1, 2018.

OTHER INFORMATION

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth the amount of GCP common stock beneficially owned, directly or indirectly:

●    as of February 1, 2019, by each current director and nominee for director, each executive officer named in the Summary Compensation Table and our directors and executive officers as a group; and

●	as of the date indicated, by each owner of more than 5% of GCP common stock.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent(2)
40 North Management LLC (3)	17,778,352		24.6%
9 West 57th Street, 30th Floor New York, NY 10019
T. Rowe Price Associates, Inc.(4)	9,758,629		13.5%
100 E. Pratt Street Baltimore, MD 21202
The Vanguard Group(5)	6,258,206		8.67%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.(6)	4,938,092		6.8%
55 East 52nd Street New York, NY 10055
GAMCO Investors, Inc.(7)	3,606,611		5.0%
One Corporate Center Rye, NY 10580
Gregory E. Poling	524,912	(O)	*
	183,408	(T)
	708,320
Randall S. Dearth	---		*
Dean P. Freeman	12,437		*
	146,368	(O)
	158,805
John W. Kapples	3,533		*
	61,630	(O)
	65,163
Naren B. Srinivasan	13,590		*
	64,472	(O)
	78,062
Marcia J. Avedon	10,999		*
Ronald C. Cambre	22,041		*
Gerald G. Colella	6,538		*
Janice K. Henry	15,920		*
Clay H. Kiefaber	---		*
James F. Kirsch	2,233		*
Phillip J. Mason	10,999		*
	9,000	(T)
	19,999
Elizabeth Mora	10,999		*
Marran H. Ogilvie	---		*
Danny R. Shepherd	16,339		*
All directors and executive officers as a group (16 persons)	1,133,309		1.57%

* Indicates less than 1.0%.

(O)

Pursuant to SEC rules, shares of GCP common stock to be issued upon the exercise of stock options that are exercisable and shares of GCP common stock with respect to which investment or voting power will vest within 60 days after February 1, 2019 are deemed to be beneficially owned as of such date. Such shares are deemed outstanding for purposes of computing the percentage ownership of the applicable person, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(T)	Shares owned by trusts and other entities as to which the person has the power to direct voting and/or investment.

(1)	The address of each of our directors and executive officers is c/o Corporate Secretary, GCP Applied Technologies Inc., 62 Whittemore Avenue, Cambridge, Massachusetts 02140.

(2)	Based on 72,217,157 shares of GCP common stock outstanding on February 1, 2019.

(3)

Amount and nature of ownership is based solely upon information contained in a Schedule 13D/A filed with the SEC on March 15, 2019 (the “Schedule 13D/A”) by 40 North Management LLC (“40 North Management”), 40 North Latitude Fund LP (“40 North Latitude Feeder”), 40 North GP III LLC (“40 North GP III”), 40 North Latitude Master Fund Ltd. (“40 North Latitude Master”), 40 North Latitude SPV-D LLC (“40 North Latitude SPV”), Dalbergia Investments LLC (“Dalbergia”), Standard Industries Inc. (“Standard Industries”), Standard Industries Holdings Inc. (“Standard Holdings”), G-I Holdings Inc. (“G-I Holdings”), G Holdings LLC (“G Holdings LLC”), G Holdings Inc. (“G Holdings Inc.”), David S. Winter, David J. Millstone and Ronnie F. Heyman. 40 North Latitude SPV may be deemed the beneficial owner of 2,727,519 shares. Each of 40 North Management, 40 North Latitude Master, 40 North Latitude Feeder and 40 North GP III may be deemed the beneficial owner of 5,113,804 shares. Each of Dalbergia, Standard Industries, Standard Holdings, G-I Holdings, G Holdings LLC, G Holdings Inc. and Ms. Heyman may be deemed the beneficial owner of 12,664,548 shares. Each of Messrs. Winter and Millstone may be deemed to be the beneficial owner of all of the 17,778,352 shares reported. All of the reporting persons may be deemed to have shared power to vote and shared power to dispose of such shares as they may be deemed to have beneficial ownership of. The principal business address of Dalbergia, Standard Industries, G-I Holdings, G Holdings LLC and G Holdings Inc. is 1 Campus Drive, Parsippany, New Jersey 07054. The principal business address of Standard Holdings is 1011 Centre Road, suite 315, Wilmington, Delaware 19805. The business address of the remainder of the reporting persons is as set forth in the table above.

(4)

Amount and nature of ownership is based solely upon information contained in a Schedule 13G/A filed with the SEC on February 14, 2019 by T. Rowe Price Associates, Inc. (“T. Rowe”) and T. Rowe Price New Horizons Fund, Inc. (“New Horizons”). The Schedule 13G/A indicates that as of December 31, 2018 T. Rowe has sole and shared voting power over 1,790,865 and 0 shares, respectively, and sole and shared investment power over 9,758,629 and 0 shares, respectively, and New Horizons has sole and shared voting power over 5,753,000 and 0 shares, respectively, and does not have sole or shared investment power over any shares.

(5)

Amount and nature of ownership is based solely upon information contained in a Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group (“Vanguard”). The Schedule 13G/A indicates that as of December 31, 2018 Vanguard has sole and shared voting power over 148,400 and 21,159 shares, respectively, and sole and shared investment power over 6,094,947 and 163,259 shares, respectively.

(6)

Amount and nature of ownership is based solely upon information contained in a Schedule 13G/A filed with the SEC on February 4, 2019 by BlackRock, Inc. (“BlackRock”). The Schedule 13G/A indicates that as of December 31, 2018 BlackRock has sole and shared voting power over 4,776,005 and 0 shares, respectively, and sole and shared investment power over 4,938,092 and 0 shares, respectively.

(7)

Amount and nature of ownership is based solely upon information contained in a Schedule 13D filed with the SEC on September 20, 2018 by Gabelli Funds LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Gabelli & Company Investment Advisers, Inc. (“GCIA”), MJG Associates, Inc. (“MJG Associates”), Gabelli Foundation, Inc. (“Foundation”), GGCP, Inc. (“GGCP”), GAMCO Investors, Inc. (“GBL”), Associated Capital Group, Inc. (“AC”), and Mario J. Gabelli (“Mario Gabelli”). Mario Gabelli is deemed to have beneficial ownership of the shares owned by each of the foregoing reporting persons. AC, GBL and GGCP are deemed to have beneficial ownership of shares owned by each of the foregoing reporting persons other than Mario Gabelli and the Foundation. GCIA is deemed to have beneficial ownership of shares owned by G.research, LLC. The principal address of GGCP and MJG Associates is 140 Greenwich Avenue, Greenwich, CT 06830. The principal address for the Foundation is 165 West Liberty Street, Reno, Nevada 89501. The principal address for Gabelli Funds, GAMCO, GBL, AC, GCIA and Mario Gabelli is as set forth in the table above.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, as amended, our directors, certain of our officers, and beneficial owners of more than 10% of the outstanding shares of GCP common stock are required to file reports with the SEC concerning their ownership of and transactions in GCP common stock or other GCP securities; these persons are also required to furnish us with copies of these reports. Based upon the reports and related information furnished to us, we believe that all such filing requirements were complied with in a timely manner during 2018.

Transactions with Related Persons

Our Board recognizes that transactions involving related persons in which GCP is a participant can present conflicts of interest, or the appearance thereof. Accordingly, our Board has adopted a written policy with respect to related person transactions. The policy, which is included as part of GCP’s Corporate Governance Principles, applies to transactions involving related persons that are required to be disclosed pursuant to SEC regulations, which are generally transactions in which:

●	GCP is a participant;

●	the amount involved exceeds $120,000; and

●	any related person, such as a GCP executive officer, director, director nominee, 5% stockholder or any of their respective family members, has a direct or indirect material interest.

Each such related person transaction shall be reviewed by and may be approved or ratified only if it is determined to be in, or not inconsistent with, the best interests of GCP and its stockholders by:

●	the disinterested members of the Audit Committee, if the disinterested members of the Audit Committee constitute a majority of the members of the Audit Committee; or

●	the disinterested members of our Board.

In determining whether to approve or ratify related person transactions, the Audit Committee or our Board, as the case may be, will take into account, among other factors it deems appropriate, whether the transaction is on terms no more favorable to the affiliated third-party than terms generally available to an unaffiliated third-party under the same or similar circumstances, as well as the extent of the related party’s interest in the transaction. The Audit Committee or our Board, as the case may be, also will consider relationships that, while not constituting related party transactions where a director had a direct or indirect material interest, nonetheless involve transactions between the Company and a company with which a director is affiliated, whether through employment status or by virtue of serving as a director. In the event a related person transaction is entered into without prior approval and, after review by the Audit Committee or our Board, as the case may be, the transaction is not ratified, we will make all reasonable efforts to cancel the transaction.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP (“PwC”) to be GCP’s independent registered public accounting firm for 2019. Although the submission of this matter for stockholder ratification at the Annual Meeting is not required by law, regulation or our By-Laws, our Board is nevertheless doing so to determine our stockholders’ views. If the selection is not ratified, the Audit Committee will reconsider its selection of PwC for future years.

PwC acted as independent accountants for GCP and its consolidated subsidiaries during 2018 and has been retained by the Audit Committee for 2019. A representative of PwC will attend the Annual Meeting, will be available to answer questions and will have an opportunity to make a statement if he or she wishes to do so.

Unless otherwise instructed, the proxies will vote “FOR” this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE

APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS GCP’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees for audit and other professional services rendered to GCP by PwC during the fiscal years ended December 31, 2018 and December 31, 2017.

Fee Description	2018	2017
Audit Fees	$3,527,782	$4,124,545
Audit-Related Fees	93,871	133,861
Tax Fees	370,123	308,337
All Other Fees	6,900	21,614
Total Fees	$3,998,676	$4,588,357

Audit services consisted of the audit of our consolidated financial statements, the review of our consolidated quarterly financial statements, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-related services consisted of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included under “Audit Fees” above.

Tax services consisted of tax advice and compliance for non-U.S. subsidiaries, including preparation of tax returns, and advice and assistance with transfer pricing compliance.

All other fees consisted of license fees for access to accounting, tax, and financial reporting literature and non-financial agreed-upon procedures.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a preapproval policy that requires the Audit Committee to specifically preapprove the annual engagement of the independent accountants for the audit of our consolidated financial statements and internal controls. The policy also provides for general preapproval of certain audit-related, tax and other services provided by the independent accountants. Any other services must be specifically preapproved by the Audit Committee. However, the Chair of the Audit Committee has the authority to preapprove services requiring immediate engagement between scheduled meetings of the Audit Committee. The Chair must report any such preapproval decisions to the full Audit Committee at its next scheduled meeting.

Audit Committee Report

The following is the report of the Audit Committee of our Board of Directors with respect to GCP’s audited consolidated financial statements for the year ended December 31, 2018, which include the consolidated balance sheets of GCP as of December 31,

2018 and 2017, and the related consolidated statements of income, comprehensive income, cash flows, and changes in equity for each of the three years in the period ended December 31, 2018, and the notes thereto (collectively, the “Financial Statements”).

The Audit Committee currently consists of the following members of our Board: Janice K. Henry (Chair), Marcia J. Avedon, Ronald C. Cambre, Gerald G. Colella, James F. Kirsch, Clay H. Kiefaber, Phillip J. Mason, Elizabeth Mora and Danny R. Shepherd. Each of the members of the Audit Committee is “independent,” as defined under the NYSE’s listing standards and the rules and regulations of the Securities Exchange Act of 1934, as amended. The Audit Committee operates under a written charter adopted by our Board of Directors.

The Audit Committee is responsible for reviewing the financial information that GCP provides to stockholders and others, and for overseeing GCP’s internal controls and its auditing, accounting and financial reporting processes generally. The Audit Committee’s specific responsibilities include: (1) selection of an independent registered public accounting firm to audit GCP’s annual consolidated financial statements and its internal control over financial reporting; (2) serving as an independent and objective party to monitor GCP’s annual and quarterly financial reporting process and internal control system; (3) reviewing and appraising the audit efforts of GCP’s independent registered public accounting firm and internal audit department; and (4) providing an open avenue of communication among the independent registered public accounting firm, the internal audit department, management and our Board of Directors.

The Audit Committee has reviewed and discussed the audited financial statements of GCP for the year ended December 31, 2018 with GCP’s management.

The Audit Committee has discussed with PwC, GCP’s independent registered public accounting firm, the matters required to be discussed by applicable rules issued by the Public Company Accounting Oversight Board (the “PCAOB”) regarding communications with audit committees.

The Audit Committee has received from PwC the required disclosures pursuant to applicable PCAOB rules concerning independence and has discussed with PwC their independence from GCP and its management.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our Board of Directors that GCP’s audited financial statements be included in GCP’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

Audit Committee

Janice K. Henry (Chair)

Marcia J. Avedon

Ronald C. Cambre

Gerald G. Colella

Clay H. Kiefaber

James F. Kirsch

Phillip J. Mason

Elizabeth Mora

Danny R. Shepherd

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

For purposes of the following Compensation Discussion and Analysis (“CD&A”) and executive compensation disclosures, the individuals listed below are referred to collectively as our “named executive officers.” They are our Chief Executive Officer, our Vice President and Chief Financial Officer and our three other most highly compensated executive officers, based on fiscal 2018 compensation.

●	Gregory E. Poling, Chief Executive Officer

●	Randall S. Dearth, President and Chief Operating Officer

●	Dean P. Freeman, Vice President and Chief Financial Officer

●	John W. Kapples, Vice President, General Counsel and Secretary, until his resignation on March 14, 2019

●	Narasimhan (Naren) B. Srinivasan, Vice President, Chief Strategy, Marketing and Business Development Officer

Executive Summary

The Compensation Committee of our Board of Directors (the “Committee”) has adopted an integrated executive compensation program that is intended to align our named executive officers’ interests with those of our shareholders and to promote the creation of shareholder value without encouraging excessive or unnecessary risk-taking. Additionally, the Committee has tied a majority of our named executive officers’ compensation to a number of key performance measures that contribute to or reflect shareholder value. Specifically, in addition to a base salary, our named executive officers’ compensation package includes an annual incentive compensation program that is based on the Company’s attainment of objective pre-established financial performance metrics and long-term equity awards consisting of stock options, restricted stock units, and performance-based units tied to adjusted earnings per share and relative total shareholder return. Our executive compensation programs have played a significant role in our ability to attract and retain an experienced, successful executive team.

Fiscal 2018 Business Highlights

We are a global provider of construction products technologies, including admixtures and additives for concrete and cement, the VERIFI® in-transit concrete management system and high-performance waterproofing products and specialty systems. The Company is a leader in its two global operating segments, Specialty Construction Chemicals and Specialty Building Materials. Our Specialty Construction Chemicals business produces concrete admixtures, which enhance the properties of concrete and other cementitious construction materials, and cement additives, which improve the performance of Portland cement—the most widely used construction material in the world. The Specialty Construction Chemicals business also markets and sells our VERIFI® in-transit concrete management system, which provides sophisticated process monitoring and control while concrete is in-transit to the jobsite. Our Specialty Building Materials business produces, markets and sells building envelope, residential and specialty construction products that protect structures from water, vapor transmission, air penetration, and fire damage.

In 2018, our net sales increased 4% as both Specialty Construction Chemicals and Specialty Building Materials benefitted from strong product demand and the impact of acquisitions. Specialty Construction Chemicals net sales grew due to higher volumes in our concrete and cement businesses, the acquisition of Ductilcrete and continued growth in our VERIFI® in-transit concrete management system. Specialty Building Materials sales increased due to higher Building Envelope volumes and the impact of the acquisitions of Stirling Lloyd and RIW. We also continued to develop new, value-added products, including new concrete admixtures and waterproofing and weather barrier products.

Our earnings in 2018 were negatively impacted primarily by higher costs for key raw materials, increased logistics expenses and volatile foreign exchange rates in certain emerging markets. We are implementing a business restructuring and repositioning plan that is designed to streamline operations and improve profitability primarily within the concrete admixtures product line of our Specialty Construction Chemicals segment. In 2018, we achieved pre-tax cost savings of approximately $6 million as a result of this plan. During 2018, we also completed several refinancing transactions that lowered our interest expense. These transactions contributed to the improvement in our Adjusted Free Cash Flow in 2018 compared to 2017, improved our balance sheet and provided us with the capacity to execute on our growth strategies.

Our financial results in 2018 directly affected our named executive officers’ compensation. We attained the minimum performance level that was required to enable bonus payouts generally under our Annual Incentive Compensation Plan (“AICP”). Our AICP performance components in 2018 were Adjusted EBIT, Revenue and Adjusted Free Cash Flow. We exceeded the threshold for the Revenue component under the 2018 AICP. We did not, however, meet our objective for the Adjusted EBIT or Adjusted Free Cash Flow components. Accordingly, the Committee awarded a payout to named executive officers under the 2018 AICP based on our Revenue performance. Additionally, the Committee certified the performance for the FY16-FY18 performance-based units and the payout factor was determined to be 68.7% of the target amount. The shares for these awards were released to executives in February 2019.

Policies and Practices to Support Effective Governance

The Company is committed to integrity, the highest standards of ethical conduct and to effective governance. The following aspects of the Company’s compensation program reinforce that commitment:

What We Do:

✓

Link a high proportion of executive pay to shareholders through performance based pay and metrics tied directly to shareholder value – Adjusted EBIT, Revenue, Adjusted Free Cash Flow, Adjusted EPS and Relative TSR

✓	Cap individual incentive payouts (annual incentive compensation and long-term incentive performance awards)
✓	Maintain a “clawback” policy for both annual and long-term incentive awards
✓	Actively review and seek to mitigate risk in our incentive plans and review risk on an annual basis
✓	Retain an independent external executive compensation consultant and review its independence on an annual basis
✓	Require forfeiture of all awards upon termination for cause
✓

Maintain share ownership guidelines, with our Chief Executive Officer being required to hold Company equity valued at 5X his base salary and our other named executive officers being required to hold Company equity valued at 3X their respective base salaries

✓	Maintain a holding requirement for shares received from equity awards for one year or until share ownership criteria are met
✓	Maintain a minimum vesting period of one year for equity awards for all executives and employees
✓	Provide an annual cap on Board of Director awards

What We Don’t Do:

×	Provide tax gross ups in change in control agreements
×	Provide single trigger vesting in the event of a change in control
×

Allow directors and executive officers to hedge their economic exposure to Company securities through put or call options, short sales, derivatives, or similar instruments or transactions or to pledge any Company securities as collateral or securing any loan or other liability or obligation.

×	Reprice or replace options without shareholder approval
×	Utilize liberal share counting of equity plan shares
×	Grant “in the money” stock options
×	Provide perquisites other than executive physicals

Advisory “Say on Pay” Vote

At our 2018 Annual Meeting of Stockholders, approximately 97% of the shares voted on our annual “say-on-pay” proposal were cast in favor of the compensation of our named executive officers as disclosed in our 2018 proxy statement.    The Committee considered the results of the 2018 shareholder advisory vote on executive compensation when determining the Company’s 2019 executive and named executive officer compensation, and will continue to consider the results of shareholder advisory votes on executive compensation when making future decisions relating to our executive compensation programs and compensation for named executive officers.

Executive Compensation Philosophy

The key objective of our executive compensation philosophy is to attract, retain and motivate executives, including named executive officers, to perform in the best interests of the Company and its shareholders. In furtherance of this key objective, the Company has adopted the following guiding principles:

●

Offer market competitive compensation opportunities, targeting median total direct compensation, while maintaining maximum flexibility to determine compensation based on the executive’s responsibilities, experience and performance.

●

Pay for performance through a mix of short- and long-term incentive programs, where above-market performance is rewarded with above-market compensation and underperformance results in lower realized compensation.

●	Promote ownership in the Company through stock-based compensation and share ownership guidelines.

2018 Compensation Elements

When setting compensation for named executive officers, the Committee focuses on total direct compensation. Total direct compensation includes three major components, base salary, annual performance bonus and long-term equity awards, all of which are designed to work together to drive a complementary set of behaviors and outcomes.

Base salary. Base salary is intended to reflect the market value of the named executive officer’s role, with differentiation for individual capability.

Annual incentive compensation. Annual incentive compensation in the form of a market-competitive, performance-based cash bonus is designed to focus our executives on pre-set financial objectives each year and drive specific behaviors that foster short- and long-term growth and profitability.

Long-term equity incentive awards. Long-term incentive compensation consists of grants of stock options, restricted stock units and performance based units (“PBUs”). The Committee designs our long-term incentive compensation awards to align the interests of named executive officers with the interests of our shareholders in long-term growth, reward executives for shareholder value creation, recognize executives for their contributions to the Company and promote retention. All of our executive officers are required to hold shares received upon the vesting or exercise of Company equity awards until the earlier of the first anniversary of the vesting or exercise of such of Company equity awards or until the date that the applicable share ownership requirement is met.

In addition to receiving direct compensation, named executive officers also participate in various employee benefit programs, as described in the “Other Benefits” section of this CD&A.

The following charts illustrate, for fiscal 2018, the distribution of value among the three elements of direct compensation—base salary, target annual incentive awards and long-term equity incentives—for our Chief Executive Officer and, on average, for the other named executive officers. The long-term equity incentive component reflects the fiscal 2018 annual equity award and is based on the dollar value awarded by the Committee before conversion to the various forms of equity awards (see the “Long-Term Incentive Awards” section of this CD&A). Of target total direct compensation, 81% of our CEO’s and, on average, 70% of our other named executive officers’ compensation was considered at risk, either because it was subject to performance goals, continued employment, the fluctuations of our stock price, or a combination of the foregoing factors.

For purposes of this chart, “Long-Term Incentives” includes stock options, restricted stock units and PBUs.

2018 Compensation Decisions

Base Salary

Base salary, which represents only 19% of our Chief Executive Officer’s target total direct compensation and, on average, 30% of target total direct compensation for the other named executive officers, is paid to provide a fixed component of compensation for each named executive officer. The Committee did not increase the base salary for any of our named executive officers during fiscal 2018, other than Mr. Kapples, because their respective salary levels generally were consistent with competitive market practices. Mr. Kapples received a 2.6% increase to reflect strong individual performance and market movements. Accordingly, the Committee approved the following base salaries for fiscal 2018 for our named executive officers:

Executive Officer	2017 Base Salary	2018 Base Salary	% Increase
Gregory E. Poling	$800,000	$800,000	-
Randall S. Dearth	N/A	$690,000	-
Dean P. Freeman	$450,000	$450,000	-
John W. Kapples	$380,000	$390,000	2.6%
Naren B. Srinivasan	$395,000	$395,000	-

Annual Incentive Compensation

Annual incentive compensation supports the Committee’s pay-for-performance philosophy and aligns individual goals with Company goals. Under our AICP, which is an element of and was adopted pursuant to, our Equity and Incentive Plan, executives are eligible for cash awards based on the Company’s attainment of pre-established performance metrics. The Committee, with input from its independent compensation consultant, Willis Towers Watson (“Willis”), structured the 2018 AICP as follows:

●

At the beginning of the fiscal year, the Committee established performance measures and goals, which included the financial metrics being assessed and performance targets for each metric, along with the minimum performance level required for any payout to be made as well as threshold performance requirements to earn a threshold award (50% of target) and maximum performance requirements to earn a maximum award (200% of target).

●

Also at the beginning of the fiscal year, the Committee established the individual target awards for each executive, expressed as a percentage of base salary in an amount determined by the Committee to be aligned with competitive market and internal equity considerations.

●

After the close of the fiscal year, the Committee received a report from management regarding Company performance against the pre-established performance goals as well as a recommendation as to an appropriate payout amount. The Committee then reviewed the Company’s financial performance against each goal, taking into consideration management’s recommendations and the impact that certain business decisions had on the calculation of each performance metric. The Committee also reviewed the individual performance for each named executive officer.

2018 AICP Targets. The fiscal 2018 AICP targets for our named executive officers, expressed as a percentage of their base salary, were established by the Committee as follows:

Executive Officer	2018 AICP Target
Gregory E. Poling	100%
Randall S. Dearth	85%
Dean P. Freeman	70%
John W. Kapples	60%
Naren B. Srinivasan	60%

2018 Performance Metrics. The Committee established 2018 AICP performance metrics based on key components of our 2018 annual operating plan and after considering the general economic and market environment in which we expected to be operating during the year. After considering various plan design alternatives, the Committee approved the continued use of Adjusted EBIT, Revenue and Adjusted Free Cash Flow, with half of the award based on the Adjusted EBIT metric and the other half of the award based on an equal weighting between the Revenue and Adjusted Free Cash Flow metrics (i.e., 25% weighting each). The Committee selected these metrics because they were consistent with our strategic objectives of growing profitability and generating cash.

For purposes of the 2018 AICP, Adjusted EBIT, Revenue and Adjusted Free Cash Flow are defined as follows:

●

Adjusted EBIT – net income from continuing operations attributable to GCP shareholders adjusted for: (i) gains and losses on sales of businesses, product lines and certain other investments; (ii) currency and other financial losses in Venezuela; (iii) costs related to legacy product, environmental and other claims; (iv) restructuring expenses, repositioning and asset impairments; (v) defined benefit plan costs other than service and interest costs, expected returns on plan assets and amortization of prior service costs/credits; (vi) third-party and other acquisition-related costs; (vii) other financing costs associated with the modification or extinguishment of debt; (viii) amortization of acquired inventory fair value adjustments; (ix) tax indemnification adjustments; (x) interest income, interest expense and related financing costs; (xi) income taxes; and (xii) and certain other items that are not representative of underlying trends.

●	Revenue – revenue on a constant currency basis.

●

Adjusted Free Cash Flow – net cash provided by or used for operating activities, minus capital expenditures, plus cash paid for restructuring and repositioning; capital expenditures related to repositioning; cash paid for third-party and other acquisition-related costs; cash taxes paid for repositioning, restructuring, third-party and other acquisition-related costs; accelerated payments under defined benefit pension arrangements; and expenditures for legacy items.

For purposes of determining the 2018 AICP payout, the Adjusted EBIT and Adjusted Free Cash Flow metrics are adjusted (as necessary) to exclude the impact of acquisitions and/or divestitures that closed after the first quarter of fiscal 2018 from current year performance and the Revenue metric is adjusted to exclude the impact of acquisitions and/or divestitures that closed during the year, regardless of the date.

2018 Performance Targets and AICP Incentive Pool Funding. In addition to setting the performance metrics at the beginning of the fiscal year, the Committee also established a minimum performance level as well as threshold, target and maximum performance requirements for each performance metric. For fiscal 2018, the Committee established a minimum performance level of 80% of target performance on the Adjusted EBIT metric in order for any payout to be made under the AICP. If this minimum performance level was not achieved, then the AICP incentive pool would not be funded and the Company would not pay any annual incentive awards to executive officers for the fiscal year. However, if the minimum performance level was achieved, then the AICP incentive pool would be funded at the maximum performance level (200%), subject to reduction by the Committee after review and consideration of the Company’s performance during the fiscal year, both with respect to the performance metrics and other factors. For fiscal 2018, our Adjusted EBIT exceeded 80% of target performance and, accordingly, the minimum performance level was achieved. In addition to the minimum performance level, the Committee established threshold and maximum performance requirements for fiscal 2018 as follows:

Performance Metric	Weight	Threshold (as Percentage of Target Performance)	Maximum (as Percentage of Target Performance)
Adjusted EBIT	50%	87%	113%
Revenue	25%	90%	105%
Adjusted Free Cash Flow	25%	80%	130%

For each element, the performance multiplier is calculated at 50% for threshold performance, 100% for target performance and 200% for maximum performance and is interpolated between these points. Each performance metric is calculated independently of one another and added to determine the performance multiplier.    The following table summarizes the performance metrics, weightings, targets, actual results and the preliminary performance multipliers and score.

Performance Metric	Weight	Performance Target	Preliminary AICP Performance Result*	Preliminary Performance Multiplier	Preliminary Performance Score
Adjusted EBIT	50%	$143M	$116.4M	0%	46.45%
Revenue	25%	$1,165M	$1,121.6M	20.34%
Adjusted Free Cash Flow	25%	$40M	$40.5M	26.11%

*Prior to adjustments to exclude the impact of acquisitions pursuant to the terms of the 2018 AICP, Revenue was $1,125.4, Adjusted Free Cash Flow was $44.0 and Adjusted EBIT was $118.9.

When reviewing the Adjusted Free Cash Flow metric for 2018, the Committee, upon management’s recommendation, exercised its discretion to revise further the calculation of Adjusted Free Cash Flow to exclude the impact of underspending the 2018 capital budget because it is not indicative of the Company’s underlying business results. The impact of these actions on the calculation of Adjusted Free Cash Flow for purposes of the 2018 AICP is as follows:

($ in millions)
2018 Adjusted Free Cash Flow	$40.5
● Discretionary reduction to eliminate the effect of the portion of capital expenditures that were included in the fiscal 2018 annual operating plan but that were not spent during fiscal 2018	($11.0)
2018 AICP Adjusted Free Cash Flow	$29.5

The discretionary action to eliminate the impact of the capital budget underspend reduced the performance multiplier for the Adjusted Free Cash Flow metric by 26.11 percentage points, from 46.45% to 20.34%. The following table summarizes the performance metrics, weightings, targets, actual results, adjusted results and performance multipliers and scores both before and after taking into account the impact of the reductions described above.

Performance Metric	Weight	Performance Target	Preliminary AICP Performance Result	Preliminary Performance Multiplier	Preliminary Performance Score	Adjusted AICP Performance Result	Adjusted Performance Multiplier	Adjusted Performance Score
Adjusted EBIT	50%	$143M	$116.4M	0%	46.45%	$116.4M	0%	20.34%
Revenue	25%	$1,165M	$1,121.6M	20.34%		$1,121.6M	20.34%
Adjusted Free Cash Flow	25%	$40M	$40.5M	26.11%		$29.5M	0%

In considering the incentive bonus amounts payable to each named executive officer, the Committee reviewed the performance of each named executive officer during fiscal 2018, taking into account the recommendation of the Chief Executive Officer with respect to officers other than the CEO. The table below sets forth the 2018 AICP bonus amount approved and awarded to each of our named executive officers based on application of the 2018 AICP adjusted performance score of 20.34% noted in the table above. No adjustments to such amounts were made on the basis of the individual performance of the named executive officers. The incentive bonus amount for Mr. Dearth represents a pro-rata award based on his start date of September 1, 2018.

Executive Officer	2018 AICP Payout
Gregory E. Poling	$162,720
Randall S. Dearth	$39,765
Dean P. Freeman	$64,071
John W. Kapples	$47,596
Naren B. Srinivasan	$48,206

The 2018 award payments for each named executive officer are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and the threshold, target and maximum bonus amounts are reported in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the Grants of Plan-Based Awards Table.

Long-Term Incentive Awards

The Committee uses long-term incentive compensation in the form of equity awards to deliver competitive compensation that recognizes executives for their contributions to the Company and aligns the interests of named executive officers with shareholders by linking their long-term incentive compensation to the Company’s long-term growth and stock performance.

The Committee views long-term incentives as a significant element of total remuneration at the executive level and a crucial component of the Company’s “total rewards” compensation package. Accordingly, during fiscal 2018 the Committee reviewed the Company’s long-term incentive structure when designing the Company’s 2018 annual equity award, with input from Willis. Based on this evaluation, the Committee determined that the long-term incentive vehicles of stock options, restricted stock units and PBUs continued to serve the Company well. The Committee also determined that it would be appropriate to maintain adjusted earnings per share (“Adjusted EPS”), as modified by total shareholder return as a relative performance measure for the PBU awards, as described below. The total long-term incentive award value for each named executive officer for the Company’s 2018 annual equity award was allocated between the long-term incentive vehicles as follows:

●	50% of the award value was allocated to PBUs, with performance-based vesting over a three-year period based on Adjusted EPS, as modified by relative total shareholder return;

●	25% of the award value was allocated to stock options with a three-year ratable vesting period; and

●	25% of the award value was allocated to restricted stock units with a three-year ratable vesting period.

The Committee considers this allocation appropriate, as performance-orientation is reflected in PBUs and stock options (which only have value to the extent the Company’s stock price increases from the stock price on the grant date), while grants of restricted stock units further support retention throughout a full business cycle.

2018 PBU Metrics. For the fiscal 2018 PBU grants, the Committee determined that Adjusted EPS, measured cumulatively over a three-year performance period, continued to be an appropriate metric for PBUs because it is an important driver of shareholder value and a key Company strategic goal. The Committee also determined that retaining a relative total shareholder return modifier to the 2018 PBU grants would maintain the integrity of the primary metric, which is a measure of the Company’s absolute performance on earnings per share, while also reflecting Company performance against peers on a relative basis.

For purposes of the fiscal 2018 PBU grants, Adjusted EPS is defined as earnings per share from continuing operations on a diluted basis adjusted for costs related to: (i) gains and losses on sales of businesses, product lines and certain other investments; (ii) currency and other financial losses in Venezuela; (iii) legacy product, environmental and other claims; (iv) restructuring and repositioning expenses and asset impairments; (v) defined benefit plan costs other than service and interest costs, expected returns on plan assets and amortization of prior service costs/credits; (vi) third-party and other acquisition-related costs; (vii) other financing costs associated with the modification or extinguishment of debt; (viii) amortization of acquired inventory fair value adjustments; (ix) tax indemnification adjustments; (x) certain other items that are not representative of underlying trends (such as legal settlements); and (xi) and certain discrete tax items.

The fiscal 2018 PBU preliminary performance factor is determined as follows:

Three-Year (2018-2020) Cumulative Adjusted EPS*	Performance as a Percentage of Adjusted EPS Target	Preliminary Performance Factor**
Maximum	115% or higher	200%
102% Performance	102%	100%
Target	100%	100%
98% Performance	98%	100%
Threshold	85%	50%
Below Threshold	Less than 85%	0%

*     The three-year cumulative Adjusted EPS goal was set at a level consistent with and necessary to achieve the Company’s strategic goal of enhanced earnings per share growth.

**     The preliminary performance factor is prorated on a straight-line basis (i.e., by linear interpolation) for performance that falls between the performance targets set forth in the table above. In addition, the preliminary performance factor cannot exceed 200% under any circumstances.

Once the preliminary performance factor is set based on the three-year cumulative Adjusted EPS performance, the final performance factor, and payout level, is set by adjusting the preliminary performance factor based on the percentile rank that the Company has achieved for total shareholder return as compared to the other companies in the Russell 3000 index, as follows:

Company TSR Percentile Relative to Russell 3000	TSR Modifier*
90th or above	+25%
At least 80th but not 90th	+20%
At least 70th but not 80th	+15%
At least 60th but not 70th	+10%
At least 40th but not 60th	0%
At least 30th but not 40th	-10%
At least 20th but not 30th	-15%
At least 10th but not 20th	-20%
Below 10th	-25%

*     The TSR Modifier cannot cause the final performance factor to exceed 200%, but can reduce the final performance factor below the threshold level of 50%.

2018 Awards. When setting long-term incentive compensation for named executive officers, the Committee employs the process described in the “How We Determine Compensation” section of this CD&A. After the Committee established a dollar value for each named executive officer’s 2018 annual equity award, that dollar value was then allocated between PBUs, stock options and restricted stock units as described above, with the exact number of PBUs and restricted stock units being calculated based on the closing price of a Company share on the grant date and the exact number of stock options based on such closing price and the applicable Black-Scholes calculation. The dollar value allocated to PBUs (i.e., 50% of the total award value) represents the target value of the PBU award.

The table below lists the total dollar value (including the target value of the PBU award) awarded by the Committee to each named executive officer as the 2018 annual equity award.

Executive Officer	2018 Annual Equity Award Value(1)	2017 Annual Equity Award Value
Gregory E. Poling	$2,650,000	$2,400,000
Randall S. Dearth	$1,300,000	N/A
Dean P. Freeman	$750,000	$700,000
John W. Kapples	$570,000	$420,000
Naren B. Srinivasan	$550,000	$375,000

(1)

The amounts in the table above differ from the grant date fair value of the awards reported in the Grants of Plan-Based Awards Table. The amounts in the above table are the dollar amounts awarded by the Committee while the grant date fair value of each award reported in the Grants of Plan-Based Awards Table is the award value for accounting and SEC reporting purposes. The award value for accounting purposes for stock options is calculated by application of the Black-Scholes option pricing model. In the case of PBUs, the grant date fair value is based on the probable outcome including the market-based performance condition, calculated based on the application of a Monte Carlo simulation model. The number of awards for each type of vehicle are determined and rounded down to the nearest whole share.

The year-over-year increase in the value of the annual equity awards noted above reflects the leadership provided by our named executive officers in executing key initiatives: the disposition of our Darex Packaging Technologies business, which generated proceeds of just over $1.0 billion; transitioning the Company to a focused construction products technologies company; the acquisitions of Stirling Lloyd, which brought a portfolio of specialty waterproofing products, and Ductilcrete, a provider of engineered concrete flooring systems; and activities related to the refinancing of our 9.5% senior notes – which provided us with additional capacity to invest in our business by lowering our interest expense while strengthening our balance sheet. Even with the increased 2018 annual equity award values, the executive officers remained at competitive total direct compensation positions versus our peer group and “general industry” data for 2018 based on a study of market compensation levels prepared by Willis. Messrs. Poling, Freeman and Kapples were at the 50th percentile, Mr. Srinivasan was just under the 75th percentile of total direct compensation. The market data compiled by Willis is discussed in further detail in the “Peer Group Review and Market Data” section of this CD&A. Total direct compensation, as discussed in the “2018 Compensation Elements” section of this CD&A, is base salary plus target annual incentive plus the value of long-term incentives.

In addition to awarding our named executive officers the 2018 annual equity award, the Committee granted Mr. Dearth a sign-on equity award of restricted stock units valued at $1,000,000, with the exact number of restricted stock units being calculated based on the closing price of a Company share on the grant date. This sign-on equity grant was intended to offset the value of awards that Mr. Dearth forfeited upon his termination of employment with his previous employer and to provide strong, immediate alignment with GCP shareholder interests.

Other Benefits

Retirement Benefits

We maintain retirement plans to assist our named executive officers with retirement income planning and increase the attractiveness of employment with us. For our named executive officers, we currently provide:

•

A tax-qualified defined contribution 401(k) plan, the GCP Applied Technologies Inc. Savings and Investment Plan that is available to all eligible United States employees (the “Savings and Investment Plan”).

•

A tax-qualified defined benefit pension plan, the GCP Applied Technologies Inc. Retirement Plan for Salaried Employees, that is available to all eligible United States salaried employees (the “Retirement Plan”) who joined the Company prior to January 1, 2018; accordingly, Mr. Dearth, who started with GCP September 1, 2018, is not eligible to participate in the Retirement Plan or the SERP described immediately below.

•	An unfunded, non-qualified plan, the GCP Applied Technologies Inc. Supplemental Executive Retirement Plan, that is available to all eligible United States salaried employees (the “SERP”).

Savings and Investment Plan. Under the Savings and Investment Plan, the Company matches in full amounts that eligible employees elect to defer under such plan, up to the first 6% of the employee’s eligible pay. Employees who participate in the Savings and Investment Plan are immediately vested in both their contributions and Company matching contributions. The Company provides taxable replacement payments to employees, including named executive officers, whose annual compensation exceeds the amount taken into account for purposes of calculating benefits under a tax-qualified savings plan. Under this compensation practice, each eligible employee receives, as additional taxable compensation, the full Company matching contribution to which that employee would be entitled in the absence of the applicable limitations.

Retirement Plan. Full-time salaried employees, including named executive officers, who are age 21 or older and who have one or more years of service are eligible to participate in the Retirement Plan but are not entitled to receive any benefits thereunder until they satisfy the plan’s five-year vesting requirement or attain age 55. Under the Retirement Plan, benefits are based upon (i) the participant’s average annual compensation for the 60 consecutive month period in which the participant’s compensation is highest during the last 180 months of continuous participation and (ii) the participant’s number of years of credited service. At age 62, a participant is entitled to full benefits under the Retirement Plan, but a participant may elect reduced payments upon early retirement beginning at age 55. For purposes of the Retirement Plan, compensation generally includes base salary and bonus payments pursuant to the AICP; however, for 2018, federal income tax law limits to $275,000 the annual compensation on which benefits under the Retirement Plan may be based. During fiscal 2018, Messrs. Poling, Freeman and Kapples had satisfied the vesting requirement and were entitled to benefits under the Retirement Plan.

During fiscal 2017, the Committee adopted an amendment to the Retirement Plan that closed the plan to new entrants, effective January 1, 2018, and that froze all benefit accruals, effective December 31, 2022.

SERP. Under the SERP, eligible employees receive the full pension to which such employee would be entitled pursuant to the Retirement Plan in the absence of the limitations described above in the “Retirement Plan” section and other limitations imposed under federal income tax law. In addition, the SERP recognizes base salary and AICP award amounts an employee elects to defer into the Savings and Investment Plan and, in some cases, periods of employment during which an employee was ineligible to participate in the Retirement Plan. Employees are eligible for benefits under the SERP once they have met the vesting requirement and are entitled to benefits under the Retirement Plan. During fiscal 2018, Messrs. Poling, Freeman and Kapples were entitled to benefits under the SERP.

Health and Welfare, Severance and Other Benefits

Health and Welfare Benefits. As part of our overall compensation offering, our health and welfare benefits are intended to be market competitive. The health and welfare benefits that we provide to our named executive officers are offered to all of our eligible United States-based employees and include medical, dental, vision, prescription drug, life insurance, critical illness insurance, accident insurance, accidental death and dismemberment, flexible spending accounts, short- and long-term disability coverage, wellness and the employee assistance program.

Perquisites. The Committee determined that it was in the Company’s and the executives’ best interests to establish an executive physical program that offers comprehensive and coordinated annual physical examinations at a nominal cost to the Company. Other than the executive physical program, we do not provide our named executive officers with any perquisites. The Committee believes that the emphasis on performance-based compensation, rather than on entitlements such as perquisites, is consistent with its compensation philosophy.

Severance, Salary Protection and Change in Control Benefits. We maintain a severance plan, the Severance Plan for Leadership Team Officers of GCP Applied Technologies Inc. (the “Severance Plan”) and a salary protection plan, the GCP Applied Technologies Inc. Executive Salary Protection Plan (the “Salary Protection Plan”) and also have entered into change in control severance agreements with each named executive officer (the “Change in Control Agreements”).

Severance Plan. Under the Severance Plan, benefits are payable to any named executive officer upon a qualifying involuntary termination of employment, permanent disability or death. Severance benefits include a lump sum cash payment equal to one times the sum of the executive’s base salary plus target bonus (two times base salary and target bonus for our Chief Executive Officer), a prorated payment of the executive’s annual incentive cash award and continued health coverage at employee rates for a period of up to 24 months following termination of employment.

Salary Protection Plan. Under the Salary Protection Plan, named executive officers are eligible for death and disability benefits in the event the executive dies or becomes disabled while employed by the Company. Death benefits generally include a monthly benefit payable over no more than a 10-year period that equals the executive’s monthly base salary for the first year and half of the executive’s monthly base salary for the next nine years. Disability benefits generally include a monthly benefit equal to the executive’s monthly base salary for the first year and 60% of the executive’s monthly base salary until the executive attains age 65. The number of monthly payments for both death and disability benefits may be reduced depending on the executive’s age at death or disability and disability benefits are reduced by any benefits payable under the Company’s long-term disability plan, social security disability benefits and, upon attainment of age 62, the amount of any retirement benefits provided under a Company retirement plan.

Change in Control Agreements. Under the terms of the Change in Control Agreements, named executive officers are eligible for severance benefits in the event that there is a change in control of the Company and, within 24 months after the change in control, either the executive resigns for good reason or the executive experiences an involuntary termination of employment for reasons other than cause. Change in control benefits include a lump sum cash payment equal to three times the sum of the executive’s annual base salary plus target bonus, a prorated payment of the executive’s target annual incentive cash award and continued health coverage at employee rates and benefits similar to those provided under the Salary Protection Plan for a period of up to 24 months following termination of employment. The Change in Control Agreements do not provide any excise tax assistance payments (i.e., gross-ups) upon a change in control termination.

How We Determine Compensation

Committee Role and Input From Management. The Committee is responsible for the Company’s executive compensation strategies, structure, policies and programs and must specifically approve compensation actions relating to our executive officers. The Committee reviews the performance of and sets the performance goals and compensation for our Chief Executive Officer. The Committee relies on input from our Chief Executive Officer with respect to executive officers other than our Chief Executive Officer (and our Vice President and Chief Human Resources Officer with respect to executive officers other than our Vice President and Chief Human Resources Officer) in setting the executive officer’s performance objectives, evaluating the actual performance of the executive officer against those objectives and making appropriate decisions regarding salary and incentive awards. Management input for executive officers is based upon an assessment of the executive’s individual performance as well as the performance of the executive’s business unit or function, benchmark data, strategic value and potential as a successor to the CEO. The Committee, with assistance from its consultant, will review management’s recommendations, make appropriate adjustments and approve compensation changes in its discretion.

Compensation Consultant. The Committee has the sole authority to retain, compensate and terminate any independent compensation consultant of its choosing. During fiscal 2018, Willis served as the Committee’s independent compensation consultant. Willis performs executive compensation services for the Committee and provides corporate risk and brokerage services to the Company. The major services provided during fiscal 2018 by Willis under its engagement with the Committee included (1) preparing the compensation market study described below; (2) reviewing the Committee’s charter; (3) reviewing the Company’s compensation peer group; (4) analyzing the Company’s share allocation and utilization; (5) providing advice with respect to incentive plan design; and (6) reviewing compensation payable to non-employee directors. The major services provided during fiscal 2018 by Willis under its retention by the Company on behalf of the brokerage of our global broad-based employee benefit programs included: (A) strategy development; (B) financial data analytics; (C) renewal and placement; (D) implementation and enrollment services; and (E) account management. During fiscal 2018, the Company paid Willis $143,444 for executive compensation services to the Committee, $451,737 for corporate risk and brokerage services to the Company and $38,192 for compensation surveys. The Committee determined that Willis is independent and does not have a conflict of interest. In making this determination, the Committee considered the factors adopted by the New York Stock Exchange with respect to independence and conflicts of interest.

Peer Group Review and Market Data

When reviewing compensation programs for our named executive officers, the Committee considers the compensation practices of specific peer companies and reviews compensation data from general industry published surveys.

The Committee, with the assistance of its consultant, previously selected a peer group consisting of companies within similarly situated industries (i.e., building products, specialty chemicals, and construction materials) and which were of comparable size based on revenue and market capitalization, generally within the range of one-half to two times our revenue and market capitalization.    The Committee reviews this peer group on an ongoing basis and modifies it as circumstances warrant. The Committee determined that the peer group adopted by the Committee in June 2017 remained appropriate for setting compensation for fiscal 2018, as it continued to represent our primary competitors for capital, executive talent and, in some cases, business at the time the Committee set fiscal 2018 compensation for our executive officers. The following table sets forth the peer group approved by the Committee for purposes of setting fiscal 2018 compensation. The table also includes information regarding the Company’s relative position in the peer group in each of the categories.

Company	Fiscal Year End	Revenue	Number of Employees	Market Capitalization at December 31, 2018
		(dollars in millions)
Advanced Drainage Systems, Inc.	3/2018	$1,330	4,400	$1,386
Armstrong World Industries, Inc.	12/2017	$894	2,200	$2,885
Carlisle Companies Incorporated	12/2017	$4,090	14,000	$5,988
Continental Building Products, Inc.	12/2017	$489	621	$938
Eagle Materials Inc.	3/2018	$1,387	2,200	$2,871
Ferro Corporation	12/2017	$1,397	5,682	$1,312
Gibraltar Industries, Inc.	12/2017	$987	2,022	$1,126
H.B. Fuller Company	12/2017	$2,306	5,965	$2,166
Insteel Industries, Inc.	9/2018	$453	803	$467
Martin Marietta Materials, Inc.	12/2017	$3,721	8,406	$10,780
Minerals Technologies Inc.	12/2017	$1,676	3,657	$1,806
Quaker Chemical Corporation	12/2017	$820	2,110	$2,365
RPM International Inc.	5/2018	$5,322	14,540	$7,735
Simpson Manufacturing Co., Inc.	12/2017	$977	2,902	$2,481
Summit Materials Inc.	12/2017	$1,933	6,000	$1,431
U.S. Concrete, Inc.	12/2017	$1,336	3,070	$593
Vulcan Materials Company	12/2017	$3,890	8,287	$13,045
W. R. Grace & Co.	12/2017	$1,717	3,900	$4,350

GCP Applied Technologies Inc.	12/2018	$1,125	2,150	$1,776
Percent Rank		32%	20%	41%

As noted above, the Committee also reviews a study of market compensation levels prepared by its consultant. The market data compiled by the Committee’s consultant includes information regarding total direct compensation (i.e., base salary, annual incentive awards and the value of equity awards) relating to “general industry” as well as companies in the chemicals industry, as reported by the peer group and published surveys. When setting compensation for our named executive officers, the Committee reviews the market data as well as executive compensation practices of our peer group companies to determine whether a named executive officer’s total direct compensation is within a reasonably competitive range. While the Committee does evaluate a named executive officer’s compensation package against the median as set forth in the market data, the Committee does not strictly tie target compensation for our named executive officers to any one type of peer group or survey data, but instead considers all of these sources in determining the appropriate level of compensation for our executives.

Other Compensation Policies and Arrangements

Executive Compensation Recoupment Policy

Accountability is one of our core values. To encourage our senior executives to take responsibility and affirm the Company’s commitment to integrity and the highest standards of ethical conduct, to reinforce these values through our compensation program, and to support good governance practices, we maintain an Executive Compensation Recoupment Policy (“Recoupment Policy”). The Recoupment Policy provides that the Company may recoup certain incentive compensation paid to executives if the Company is required to prepare a material negative accounting restatement due to misconduct and the executive is determined to have knowingly engaged in the misconduct or was grossly negligent in, or failing to prevent, the misconduct. If the Recoupment Policy applies, the Company may recoup, or “claw-back,” incentive compensation received upon the vesting or exercise of equity awards or the payment of an annual incentive award during the three (3) year period prior to the first public filing of the financial document requiring restatement. The Recoupment Policy is a provision of our Equity and Incentive Plan that applies to both annual incentive compensation payments and long-term incentive awards, both of which are components of the Equity and Incentive Plan.

In addition, our equity awards are subject to a claw-back provision, pursuant to which we may recover the amount of any profit the named executive officer realized upon the exercise of options or vesting of other equity awards during the period that begins six-months immediately before the officer’s involuntary termination of employment for cause and that ends on the date the Company seeks recoupment.

Executive Officer Share Retention and Ownership Guidelines

Share Retention. The Committee has determined that it is in the best interests of the Company for all named executive officers to have meaningful share ownership positions in the Company in order to reinforce the alignment of management and shareholder interests. Accordingly, the Committee adopted share retention and ownership guidelines for named executive officers. Under these guidelines, named executive officers are expected to hold Company equity with a value expressed as a multiple of base salary as follows:

Chief Executive Officer	5 times base salary
Other Named Executive Officers	3 times base salary

In determining an executive’s ownership, only shares held directly by the executive are included. Shares underlying unexercised stock options and unvested restricted stock units and PBUs are not included in the calculation. Executives may not sell, transfer or otherwise alienate shares received upon the vesting or exercise of an equity award until the earlier of the date the executive satisfies the applicable share ownership guideline or the first anniversary of such vesting or exercise. Executives are required to achieve the requisite ownership position within five years of first becoming subject to the share ownership guidelines. As of the end of the last fiscal year, Mr. Poling had achieved shareholdings in excess of the applicable multiple set forth above. We expect that all other named executive officers will satisfy the requisite share ownership guidelines within the required timeframe.

Hedging and Pledging Policy. The Company’s Corporate Governance Principles prohibit directors and named executive officers from hedging their economic exposure to Company securities through put or call options, short sales, derivatives, or similar instruments or transactions or pledging any Company securities as collateral or securing any loan or other liability or obligation.

Deductibility of Executive Compensation

Prior to the Tax Cuts and Jobs Act (the “TCJA”) being signed into law in December 2017, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally limited the corporate tax deduction for compensation paid to the CEO and the three other most highly compensated executives (other than the CFO) to $1.0 million annually, unless certain requirements were satisfied. To optimize the corporate tax deduction, our incentive plans were generally designed so that certain awards under those plans would constitute “performance-based” compensation for purposes of Code Section 162(m) and preserve corporate tax deductibility for those amounts.

The TCJA contained significant changes to Section 162(m) of the Code, including the elimination of the performance-based compensation exception for corporate tax years beginning after December 31, 2017 and an expansion of employees covered by the provision. Section 162(m) now covers the CFO or any individual who served as the CFO in the relevant taxable year. In addition, once an individual becomes a covered employee under Section 162(m) for any taxable year beginning after December 31, 2016, this status carries forward to all future years, even in the event of the employee’s termination or death. The TCJA provides limited transition relief for certain “performance-based” compensation, specifying that compensation payable pursuant to a written binding contract which was in effect on November 2, 2017 and which was not modified in any material respect on or after that date will remain eligible for the “performance-based” pay exception to Section 162(m) (i.e., may remain deductible even if such compensation is in excess of $1 million). Pursuant to initial guidance from the U.S. Internal Revenue Service, to the extent the Committee has negative discretion to reduce an award, that portion of the award does not qualify as performance-based. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)’s exemption from the deduction limit, no assurance can be given that compensation given to our covered employees (including our named executive officers) that potentially could qualify for the transition relief, will be exempt from the deduction limit. We believe that the tax deduction limitation imposed by Section 162(m) should not compromise the Company’s ability to design and maintain executive compensation arrangements that will attract and retain executive talent. Accordingly, the Committee and our Board of Directors will take into consideration a multitude of factors in making executive compensation decisions and may approve and authorize executive compensation that is not tax deductible.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Committee is responsible for oversight of the Company’s compensation programs on behalf of the Board of Directors. In fulfilling these responsibilities, the Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

Based on the review and discussions referenced above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2019 Annual Meeting of Stockholders.

Compensation Committee

Marcia J. Avedon, Ph.D., Chair

Ronald C. Cambre

Gerald G. Colella

Janice K. Henry

Clay H. Kiefaber

James F. Kirsch

Phillip J. Mason

Elizabeth Mora

Marran H. Ogilvie

Danny R. Shepherd

Compensation Committee Interlocks and Insider Participation

During 2018, the Compensation Committee of the Board was composed of Dr. Avedon (Chair), Mses. Henry and Mora, and Messrs. Cambre, Colella, Kirsch, Mason and Shepherd. In addition, Mr. Kiefaber and Ms. Ogilvie were appointed to the Compensation Committee on March 11, 2019. None of these persons is a current or former GCP officer or employee, nor did we have any reportable related party transactions with any of these persons. None of our executive officers serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving or in the past having served on our Board or the Committee.

CEO Pay Ratio

The Committee reviewed a comparison of CEO pay to the pay of all of our employees in 2018. The compensation for our CEO in 2018 was approximately 58 times the pay of our median employee.

Our CEO to median employee pay ratio is calculated in accordance with SEC requirements pursuant to Item 402(u) of Regulation S-K. For this year’s analysis and disclosure, we are using the same median employee as was utilized last year. There have been no significant changes in our overall pay structure or compensation plans and our median employee retains the same role, with no changes in her/his reporting or pay grade. Additionally, an analysis of our employee population revealed no material changes in our overall workforce demographics during the past year.

We initially identified the median employee by examining the 2017 base salary, including overtime where applicable, paid to all individuals, excluding our CEO, who were employed by us on October 1, 2017. We included all employees, whether employed on a full-time, part-time or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to base salary, other than currency translations, for which we used exchange rates utilized for purposes of the Company’s financial reporting as in effect on the determination date, and we did not annualize the salary for any full-time employees who were not employed by us for all of fiscal 2017. We believe that the use of base salary paid to all employees is a consistently applied compensation measure that reasonably reflects compensation for our employee population because we do not widely distribute annual equity awards to employees and our job architecture and incentive bonus structure is such that an employee’s target bonus opportunity is proportionally related to the employee’s salary. With respect to equity awards, approximately two percent (2%) of our employees receive annual equity awards; with respect to our bonus structure, higher compensated employees generally have a higher target bonus opportunity.

We calculated annual total compensation for 2018, for our identified median employee, using the same methodology we use for our named executive officers as set forth in the 2018 Summary Compensation Table in this proxy statement. As illustrated in the table below, our estimated 2018 CEO to median employee pay ratio is 58.3:1.

Principal Position	Salary (Overtime)	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Chief Executive Officer	$800,000	—	$1,987,474	$662,321	$162,720	$0	$47,071	$3,659,589
Median Employee	$52,447	$125	—	—	—	$7,000	$3,156	$62,728

Executive Compensation Tables

The following tables and notes present the compensation provided to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (collectively, our “named executive officers”) based on fiscal 2018 compensation. For a more complete understanding of each table, please read the notes following the table.

Summary Compensation

The information included in the Summary Compensation Table below reflects compensation of our named executive officers for the fiscal year ended December 31, 2018 (“fiscal 2018”) and, where applicable, the fiscal years ended December 31, 2017 (“fiscal 2017”) and December 31, 2016 (“fiscal 2016”).

FISCAL 2018 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)
Gregory E. Poling Chief Executive Officer	2018 2017 2016	$800,000 $800,000 $800,000	— — —	$1,987,474 $1,880,887 $3,174,433	$662,321 $599,996 $1,295,640	$162,720 — $875,000	— $1,896,000 $989,000	$47,071 $100,500 $109,902	$3,659,587 $5,277,383 $7,243,975
Randall S. Dearth (1) President and Chief Operating Officer	2018	$230,000	—	$1,974,979	$325,079	$39,765	—	$147,861	$2,717,683
Dean P. Freeman Vice President and Chief Financial Officer	2018 2017 2016	$450,000 $450,000 $450,000	— — —	$562,456 $548,561 $987,572	$187,443 $174,995 $403,084	$64,071 — $355,400	$42,000 $156,000 $97,000	$27,000 $48,324 $32,700	$1,332,970 $1,377,880 $2,325,756
John W. Kapples Vice President, General Counsel and Secretary	2018 2017 2016	$387,500 $380,000 $380,000	— — —	$427,481 $329,137 $592,533	$142,455 $104,995 $241,847	$47,596 — $264,200	$54,000 $203,000 —	$22,539 $38,652 $21,046	$1,081,571 $1,055,784 $1,499,626
Naren B. Srinivasan Vice President, Chief Strategy, Marketing and Business Development Officer	2018 2017	$395,000 $390,000	— —	$412,455 $293,880	$137,454 $93,747	$48,206 —	$21,000 $141,000	$25,865 $37,884	$1,039,979 $956,511

(1)	Mr. Dearth began employment with GCP on September 1, 2018. Mr. Dearth’s annualized salary is $690,000.

Stock Awards (Column E) and Option Awards (Column F). Reflects the aggregate grant date fair value, computed in accordance with Accounting Standards Codification 718 (“ASC 718”), of stock option, restricted stock unit and PBU awards issued to each of our named executive officers during the 2016, 2017 and 2018 fiscal years, as applicable. Further information regarding the 2018 awards is included in the Fiscal 2018 Grants of Plan-Based Awards Table, the Outstanding Equity Awards at 2018 Fiscal Year-End Table and under “Executive Compensation – Compensation Discussion and Analysis.”

In the case of PBUs, the grant date fair value is based on the probable performance outcome including the market-based performance condition, calculated based on the application of a Monte Carlo simulation model. For the fiscal 2018 PBU awards, the actual amounts that vest are determined at the end of the three-year performance cycle and are based upon the Company’s cumulative Adjusted EPS during such performance cycle as compared to a target level of performance established by the Committee on the grant date and the Company’s total shareholder return relative to companies in the Russell 3000 index. Depending upon whether and the extent to which the performance conditions are met, the number of shares for which the PBUs are settled may range from zero to 200%. The grant date fair value of PBUs included in this column assumes target performance. The values of the PBUs at the grant date if maximum performance is achieved would be $2,425,962 for Mr. Poling, $1,539,568 for Mr. Dearth, $686,556 for Mr. Freeman, $521,796 for Mr. Kapples and $503,474 for Mr. Srinivasan. For purposes of these calculations, we have used the closing price on the grant date. For Messrs. Poling, Freeman, Kapples and Srinivasan the grant date was February 22, 2018, and the closing stock price on that date was $32.60. For Mr. Dearth, the grant date was September 1, 2018 and the closing stock price was $25.20.

Amounts in these columns do not correspond to the actual value that may be recognized by the named executive officer, which may be higher or lower based on a number of factors, including the Company’s financial and stock price performance and applicable vesting requirements. For additional information relating to assumptions made in the valuation of current year awards reflected in these columns, see Note 13 (Stock Incentive Plans) to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Non-Equity Incentive Plan Compensation (Column G). Represents annual incentive cash awards earned by the named executive officers under our Annual Incentive Compensation Plan. For information regarding the calculation of these awards, see “Executive Compensation – Compensation Discussion and Analysis.”

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column H). The amounts reported are attributable to an increase in the actuarial present value of their respective accumulated benefit under the GCP Applied Technologies Inc. Retirement Plan for Salaried Employees, which we refer to as our Retirement Plan, and the GCP Applied Technologies Inc. Supplemental Executive Retirement Plan, which we refer to as our SERP, at December 31, 2018, as compared to December 31, 2017. For purposes of determining the actuarial present value of these benefits, the Company assumed retirement at age 62 with benefits payable on a straight life annuity basis and by utilizing assumptions used for financial reporting purposes under generally accepted accounting principles, including a 4.33% discount rate determined as set forth under Note 7 (Pension Plans and Other Postretirement Benefits Plans) to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Of the amount reported, the portion that is attributable to the increase in present value of the accumulated benefit under the Retirement Plan is $30,000 for Mr. Freeman, $40,000 for Mr. Kapples and $18,000 for Mr. Srinivasan and the portion that is attributable to the increase in present value of the accumulated benefit under the SERP is $12,000 for Mr. Freeman, $14,000 for Mr. Kapples and $3,000 for Mr. Srinivasan. Due to Mr. Poling’s circumstances and the change in the discount rate utilized for the actuarial calculations the present value of his Retirement Plan and SERP decreased by $165,000 and $695,000, respectively. As of December 31, 2018, Mr. Srinivasan had not satisfied either the five years of service requirement or age 55 requirement for vesting in the Retirement Plan and SERP. Because the Retirement Plan was closed to new participants effective January 1, 2018, and eligibility in the SERP is based on eligibility in the Retirement Plan, Mr. Dearth is not eligible to participate in such plans. For more information, see the 2018 Pension Benefits Table and related narrative.

No named executive officer received preferential or above market earnings on nonqualified deferred compensation.

All Other Compensation (Column I). Represents the aggregate dollar amount for each named executive officer for Company contributions to the GCP Applied Technologies Inc. Savings and Investment Plan, which we refer to as the Savings and Investment Plan, and replacement payments made on amounts earned in excess of certain limits imposed by applicable law and regulations. For Mr. Dearth, the amount also includes relocation benefits and related tax reimbursement pursuant to the Company’s relocation policy and his employment letter agreement. For Mr. Srinivasan the amount also includes participation in the executive physical program. The following table shows the specific amounts included in Column I of the Summary Compensation Table for fiscal 2018.

ALL OTHER COMPENSATION

Name and Principal Position	Company Contributions to Savings and Investment Plan	Replacement Payments for Savings and Investment Plan	Relocation Benefits	Tax Reimbursements on Relocation Benefits	Other	Total
(A)	(B)	(C)	(D)		(F)	(G)
Gregory E. Poling	$15,571	$31,500	—	—	—	$47,071
Randall S. Dearth	$2,471	$0	$123,126	$22,264		$147,861
Dean P. Freeman	$16,500	$10,500	—	—	—	$27,000
John W. Kapples	$15,789	$6,750	—	—	—	$22,539
Naren B. Srinivasan	$16,200	$7,200	—	—	$2,465	$25,865

Grants of Plan-Based Awards

The following table provides information concerning the annual incentive cash awards and equity incentive awards granted to each of our named executive officers in fiscal 2018.

●	“AICP” is the annual incentive cash award payable under our 2018 Annual Incentive Compensation Plan.
●	“PBUs” are stock unit awards subject to performance-based vesting.
●	“RSUs” are stock unit awards subject to time-based vesting.
●	“Options” are nonqualified stock options subject to time-based vesting.

FISCAL 2018 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Date of Comp. Comm. Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(A)	(B)		(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)	(K)	(L)
Gregory E. Poling
AICP			$400,000	$800,000	$1,600,000
PBUs	2/22/2018					18,604	37,208	74,416				$1,324,977
RSUs	2/22/2018								20,322			$662,497
Options	2/22/2018									59,846	$32.60	$662,321
Randall S. Dearth
AICP			$293,250	$586,500	$1,173,000
PBUs	9/1/2018	6/27/2018				11,807	23,613	47,226				$649,988
RSUs	9/1/2018	6/27/2018							52,579			$1,324,991
Options	9/1/2018	6/27/2018								37,937	$25.20	$324,993
Dean P. Freeman
AICP			$157,500	$315,000	$630,000
PBUs	2/22/2018					5,265	10,530	21,060				$374,973
RSUs	2/22/2018								5,751			$187,483
Options	2/22/2018									16,937	$32.60	$187,443
John W. Kapples
AICP			$117,000	$234,000	$468,000
PBUs	2/22/2018					4,002	8,003	16,006				$284,987
RSUs	2/22/2018								4,371			$142,495
Options	2/22/2018									12,872	$32.60	$142,455
Naren B. Srinivasan
AICP			$118,500	$237,000	$474,000
PBUs	2/22/2018					3,861	7,722	15,444				$274,980
RSUs	2/22/2018								4,217			$137,474
Options	2/22/2018									12,420	$32.60	$137,454

Non-Equity Incentive Plan Awards (Columns C through E). Reflects threshold, target and maximum award amounts for fiscal 2018 pursuant to the 2018 AICP. The actual amounts earned by each named executive officer pursuant to such awards are set forth in Column G of the Summary Compensation Table.

Equity Incentive Plan Awards (Columns F through H). Reflects threshold, target and maximum award amounts for the FY18-FY20 performance cycle pursuant to PBUs issued as part of our fiscal 2018 annual equity awards. The actual amounts, if any, earned by each named executive officer pursuant to such awards are determined by the Committee at the end of the three-year performance cycle and are based upon the Company’s cumulative Adjusted EPS during fiscal 2018, 2019 and 2020 as compared to a target level of performance for such performance period as established by the Committee on the grant date and the relative total shareholder return attained by the Company during the performance period as compared to companies in the Russell 3000 index. At threshold financial performance, these PBU awards provide for a payout equal to fifty percent (50%) of the target award. At maximum financial performance, these PBU awards provide for a payout equal to two hundred percent (200%) of the target award. For more information regarding PBUs, see “Executive Compensation – Compensation Discussion and Analysis.”

Stock Awards and Option Awards (Columns I and J). For Messrs. Poling, Freeman, Kapples and Srinivasan, reflects the number of shares underlying restricted stock unit awards and stock option awards, respectively, that were granted on February 22, 2018 as part of our fiscal 2018 annual equity awards and that vest one-third annually beginning on the first anniversary of the grant date. For Mr. Dearth, reflects the number of shares underlying restricted stock unit awards and stock option awards, respectively, that were granted on September 1, 2018, including underlying restricted stock unit awards and stock option awards granted as part of our 2018 annual equity awards and a sign-on grant of restricted stock unit awards in connection with his commencement of employment, that vest in substantially equal installments on the first, second and third anniversary of the grant date.

Exercise Price of Option Awards (Column K). The exercise price for option awards is the closing price of our common stock on the grant date.

Grant Date Fair Value (Column L). The grant date fair value is generally the amount that the Company would expense in its financial statements over the award’s service period.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding outstanding stock option awards and unvested restricted stock unit and PBU awards held by each named executive officer as of December 31, 2018. Unless otherwise specified, the market value of outstanding stock awards in the table is calculated by multiplying the number of unvested restricted stock units or PBUs by $24.55, the closing price of our stock on December 31, 2018, which was the last trading day of our 2018 fiscal year.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)
Gregory E. Poling	32,162 (1)	-	$18.58	5/8/2019
	195,045(2)	-	$19.23	5/7/2020
	100,874	50,437(3)	$17.25	2/8/2023	87,391(7)	$2,145,449
	76,530	38,265(4)	$17.04	2/24/2023	10,869(8)	$266,834	65,217(11)	$1,601,077
	21,906	43,811(5)	$26.40	2/27/2027	15,151(9)	$371,957	22,727(12)	$557,948
		59,846(6)	$32.60	2/22/2028	20,322(10)	$498,905	18,604(13)	$456,728
Randall S. Dearth		37,937(14)	$25.20	2/22/2028	52,579(15)	$1,290,814	11,806(16)	$289,837
Dean P. Freeman	45,156(17)	-	$19.38	9/14/2020
	31,383	15,691(3)	$17.25	2/8/2023	27,188(7)	$667,465
	23,810	11,904(4)	$17.04	2/24/2023	3,381(8)	$83,004	20,289(11)	$498,095
	6,389	12,778(5)	$26.40	2/27/2027	4,418(9)	$108,462	6,628(12)	$162,717
		16,937(6)	$32.60	2/22/2028	5,751(10)	$141,187	5,265(13)	$129,256
John W. Kapples	18,830	9,414(3)	$17.25	2/08/2023	16,313(7)	$400,484
	14,286	7,142(4)	$17.04	2/24/2023	2,028(8)	$49,787	12,173(11)	$298,847
	3,834	7,666(5)	$26.40	2/27/2027	2,651(9)	$65,082	3,977(12)	$97,635
	-	12,872(6)	$32.60	2/22/2028	4,371(10)	$107,308	4,001(13)	$98,225
Naren B. Srinivasan	20,513(18)	-	$19.81	10/19/2020
	10,928	5,464(3)	$17.25	2/08/2023	9,467(7)	$232,415
	11,054	5,527(4)	$17.04	2/24/2023	1,570(8)	$38,544	9,420(11)	$231,261
	3,423	6,845(5)	$26.40	2/27/2027	2,367(9)	$58,110	3,551(12)	$87,177
	-	12,420(6)	$32.60	2/22/2028	4,217(10)	$103,527	3,861(13)	$94,788

Footnotes

(1)

Represents fully vested stock options to purchase GCP stock that were converted upon separation from partially vested options originally granted by W.R. Grace & Co. on May 8, 2014 to purchase W.R. Grace stock. These options fully vested on May 8, 2017.

(2)

Represents stock options to purchase GCP stock that were converted upon separation from stock options originally granted by W. R. Grace & Co. on May 7, 2015 to purchase W.R. Grace. These options fully vested on May 7, 2018.

(3)

Represents stock options for GCP stock granted by us on February 8, 2016 as part of the Leadership Award issued in connection with the separation that vest one-third annually, beginning on the first anniversary of the grant date.

(4)

Represents stock options for GCP stock granted by us on February 25, 2016 as part of our fiscal 2016 annual equity awards that vest one-third annually, beginning on the first anniversary of the grant date.

(5)

Represents stock options for GCP stock granted by us on February 27, 2017 as part of our fiscal 2017 annual equity awards that vest one-third annually, beginning on the first anniversary of the grant date.

(6)

Represents stock options for GCP stock granted by us on February 22, 2018 as part of our fiscal 2018 annual equity awards that vest one-third annually, beginning on the first anniversary of the grant date.

(7)	Represents restricted stock units granted on February 8, 2016 as part of the Leadership Award issued in connection with the separation that vest in full on February 8, 2019.

(8)	Represents restricted stock units granted on February 25, 2016 as part of our fiscal 2016 annual equity awards that vest one-third annually, beginning on the first anniversary of the grant date.

(9)	Represents restricted stock units granted on February 27, 2017 as part of our fiscal 2017 annual equity awards that vest one-third annually, beginning on the first anniversary of the grant date.

(10)	Represents restricted stock units granted on February 22, 2018 as part of our fiscal 2018 annual equity awards that vest one-third annually, beginning on the first anniversary of the grant date.

(11)

Represents PBUs granted on February 25, 2016 that vest after at the end of the FY16-FY18 performance cycle (such performance cycle ends December 31, 2018) only to the extent that the Committee certifies that the applicable performance criteria have been satisfied. The amounts reported in this column are based on achievement of target performance. In February 2019, the Committee certified the performance criteria for the FY16-FY18 performance cycle and the payout factor for the PBUs was determined to be 68.7%. The PBU awards as so determined were released to the executives.

(12)

Represents PBUs granted on February 27, 2017 that vest after at the end of the FY17-FY19 performance cycle (such performance cycle ends December 31, 2019) only to the extent that the Committee certifies that the applicable performance criteria have been satisfied. The amounts reported in this column are based on achievement of threshold performance.

(13)

Represents PBUs granted on February 22, 2018 that vest after at the end of the FY18-FY20 performance cycle (such performance cycle ends December 31, 2020) only to the extent that the Committee certifies that the applicable performance criteria have been satisfied. The amounts reported in this column are based on achievement of threshold performance.

(14)

Represents stock options for GCP stock granted by us on September 1, 2018 as part of our fiscal 2018 annual equity awards that vest one-third annually, beginning on the first anniversary of the grant date.

(15)

Represents restricted stock units granted on September 1, 2018 as a sign-on award and as part of our fiscal 2018 annual equity awards that vest one-third annually, beginning on the first anniversary of the grant date.

(16)

Represents PBUs granted on September 1, 2018 that vest after at the end of the FY18-FY20 performance cycle (such performance cycle ends December 31, 2020) only to the extent that the Committee certifies that the applicable performance criteria have been satisfied. The amounts reported in this column are based on achievement of threshold performance.

(17)

Represents stock options for GCP stock that were converted upon separation from stock options for W.R. Grace & Co. stock that were granted on September 14, 2015 to Mr. Freeman in connection with his commencement of employment and that vest one-third annually, beginning on the first anniversary of the grant date.

(18)

Represents stock options for GCP stock that were converted upon separation from stock options for W.R. Grace & Co. stock that were granted on October 19, 2015 to Mr. Srinivasan in connection with his commencement of employment that vested one-third annually, beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested

The following table provides information regarding the number of Company stock options that were exercised by named executive officers during fiscal 2018 and the value realized from the exercise of such awards. The table also provides information regarding the vesting of restricted stock unit awards during fiscal 2018.

FISCAL 2018 OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(A)	(B)	(C)	(D)	(E)
Gregory E. Poling	36,686	$643,576	57,454	$1,707,614
Randall S. Dearth	—	—	—	—
Dean P. Freeman	—	—	14,624	$437,552
John W. Kapples	—	—	3,355	$106,725
Naren B. Srinivasan	—	—	6,859	$205,411

Pension Benefits

The following table provides information regarding benefits under the GCP Applied Technologies Inc. Retirement Plan for Salaried Employees, which we refer to as our Retirement Plan, and the GCP Applied Technologies Inc. Supplemental Executive Retirement Plan, which we refer to as our SERP, for each of our named executive officers eligible to participate in the Retirement Plan and SERP.

2018 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service(1) (#)	Present value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
(A)	(B)	(C)	(D)	(E)
Gregory E. Poling	Retirement Plan	39.42	$1,989,000	—
	SERP	39.42	$7,448,000	—
Dean P. Freeman	Retirement Plan	3.25	$127,000	—
	SERP	3.25	$168,000	—
John W. Kapples	Retirement Plan	3.00	$140,000	—
	SERP	3.00	$117,000	—
Naren B. Srinivasan	Retirement Plan	3.17	$88,000	—
	SERP	3.17	$74,000	—

(1)

Represents the number of years of service credited under the respective plan. Pursuant to the Retirement Plan, employees must attain one year of service prior to participating in the plan and five years of credited service or age 55 prior to vesting in plan benefits. The SERP provides benefits only to the extent that the Retirement Plan provides benefits.

(2)

Amounts comprise the actuarial present value of the named executive officer’s accumulated benefit under the Retirement Plan and SERP as of December 31, 2018, assuming retirement at age 62 with benefits payable on a straight life annuity basis, based on assumptions used for financial reporting purposes under generally accepted accounting principles, including a 4.33% discount rate determined as set forth in Note 7 (Pension Plan and Other Postretirement Benefits Plans) to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. The Retirement Plan and SERP provide for a reduction in benefits to participants who elect early retirement ranging from a 17% reduction for retirement at age 55 to no reduction for retirement at age 62. Although these amounts appear as a lump sum, they generally are paid as an annuity. The amount reported is an accounting value that was not realized by the named executive officer in cash during 2018. The amounts for Mr. Srinivasan include benefits to which he is not currently entitled because he has not attained either five years of credited service or age 55 and thus is not vested in such benefits. Although Mr. Freeman and Mr. Kapples have not been credited with at least five years of service as of December 31, 2018, they had attained age 55 and thus are vested in plan benefits. Because the Retirement Plan was closed to new participants effective January 1, 2018, and eligibility in the SERP is based on eligibility in the Retirement Plan, Mr. Dearth is not eligible to participate in such plans.

Non-Qualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company does not sponsor or maintain any non-qualified defined contribution or deferred compensation plan, program or arrangement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance Plan. For all named executive officers, severance benefits are payable pursuant to the Severance Plan for Leadership Team Officers of GCP Applied Technologies Inc., which we refer to as our Severance Plan. Under the Severance Plan, benefits are payable to executive officers upon a qualifying involuntary termination of employment, permanent disability or death. Post-termination benefits consist of:

•	a single lump sum payment equal to the executive officer’s annual base salary as of the executive’s last day of employment (two times annual base salary for the Chief Executive Officer);

•

a single lump sum payment equal to the executive’s target annual incentive cash award for the fiscal year during which such executive’s employment terminates (two times the target annual incentive cash award for the Chief Executive Officer);

•

payment of a prorated portion of the executive’s annual incentive cash award for the fiscal year during which such executive’s employment terminates; provided that the executive completed at least three months of employment during such fiscal year; and

•	continuation of medical, dental and vision benefits at active employee rates for a period of up to 24 months.

Upon a termination of employment for misconduct, cause or similar reasons, executives, including named executive officers, are not eligible for severance benefits under our Severance Plan. For purposes of our Severance Plan, “cause” means engaging in actions that are injurious to the Company (monetarily or otherwise) or conviction of a felony or for any criminal violation involving dishonesty or fraud. The payment of benefits under our Severance Plan is conditioned upon the executive executing a separation agreement and general release, including certain non-competition, non-solicitation and confidentiality provisions. We may cancel benefits that are payable or seek to recover benefits previously paid if the executive violates the terms of the agreement or release of claims.

Salary Protection Plan. For all named executive officers, benefits in the event of death or disability prior to age 70 are payable pursuant to the Salary Protection Plan. In the event of an executive’s death, the Salary Protection Plan provides for a monthly benefit payable over no more than a 10-year period that is equal to the executive’s monthly base salary at the time of death for the first 12 months and half of the executive’s monthly base salary at the time of death for the next 108 months. In the event of an executive’s disability, the Salary Protection Plan provides for a monthly benefit that is equal to the executive’s monthly base salary at the time of disability for the first 12 months and 60% of the executive’s monthly base salary at the time of disability until the executive attains age 65. Payments under the Salary Protection Plan due to an executive’s disability are reduced by the amount of any benefits payable to the executive under the Company’s long-term disability plan, social security disability benefits and, upon attainment of age 62, the amount of any retirement benefits provided under a Company retirement plan. Payments under the Salary Protection Plan are paid in monthly installments in the form of salary continuation payments.

Change in Control Agreements. All named executive officers have entered into Change in Control Agreements with the Company, which renew automatically on an annual basis unless our Board of Directors elects not to renew them. Severance benefits upon a change in control are payable pursuant to the Change in Control Agreements instead of the Severance Plan. Under the Change in Control Agreements, benefits are payable to executives only if the executive experiences an involuntary termination of employment other than for cause or resigns for good reason within 24 months after a change in control. Post-termination benefits consist of:

•

a single lump sum payment equal to three times the executive’s annual base salary as of the date immediately preceding such executive’s last day of employment (subject to reduction if the executive has attained age 62);

•

a single lump sum payment equal to three times the executive’s target annual incentive cash award for the calendar year during which such executive’s employment terminates (subject to reduction if the executive has attained age 62);

•	payment of a prorated portion of the executive’s annual incentive cash award for the fiscal year during which such executive’s employment terminates;

•

continuation of medical, dental and vision benefits that are substantially similar to those the executive received under Company benefit plans immediately preceding executive’s last day of employment at active employee rates for a period of up to 24 months; and

•	continuation of benefits that are similar to those the executive received under the Salary Protection Plan for a period of up to 24 months.

The Change in Control Agreements do not provide for any excise tax assistance (i.e., gross-ups) upon a change in control termination. Upon a termination of employment for cause, named executive officers are not eligible for benefits under the Change in Control Agreement. For purposes of the Change in Control Agreement, “cause” means the willful and continued failure to substantially perform duties with the Company after a written demand for substantial performance or willful engaging in conduct which is demonstrably and materially injurious to the Company (monetarily or otherwise).

Payments under the Severance Plan or Change in Control Agreements may be delayed until six months after termination of employment if necessary to comply with Internal Revenue Code Section 409A.

Equity Awards. The terms of equity awards issued to named executive officers in connection with our separation from W.R. Grace, which we refer to as Leadership Awards, and as part of our fiscal 2016, fiscal 2017 and fiscal 2018 annual equity awards, which we refer to as 2016 Awards, 2017 Awards and 2018 Awards (which include Mr. Dearth’s sign-on grant of restricted stock units), respectively, provide for vesting under various termination or change in control scenarios as described below. Our 2016 Awards, 2017 Awards and 2018 Awards consist of stock options, restricted stock units and PBUs.

•

Death or Disability. The terms of the 2016 Awards do not provide for additional vesting upon an executive’s death or disability. The terms of the Leadership Awards issued as restricted stock units provide for prorated vesting upon an executive’s termination of employment due to death or disability based on the number of whole months that have elapsed from the grant date through the executive’s termination of employment date. The terms of the 2017 Awards and 2018 Awards provide for full vesting upon an executive’s termination of employment due to death or disability.

•

Retirement. The terms of the 2016 Awards do not provide for additional vesting upon an executive’s retirement. The terms of the Leadership Awards provide for additional vesting upon an executive’s retirement under the circumstances described below. For purposes of Leadership Awards that were issued as stock options, retirement occurs where an executive terminates employment after attaining age 55, provided that the executive has held the award through at least the first anniversary of the grant date. For purposes of Leadership Awards that were issued as restricted stock units, retirement occurs where an executive terminates employment on or after attaining age 62. For stock option awards, executives who are entitled to retirement treatment continue to vest in such award pursuant to the original vesting schedule; for restricted stock unit awards, executives who are entitled to retirement treatment receive a prorated number of restricted stock units subject to the award based on the number of whole months that have elapsed from the grant date through the executive’s retirement date. The terms of the 2017 Awards and 2018 Awards provide for full vesting upon an executive’s retirement. For purposes of the 2017 Awards and 2018 Awards, retirement occurs where an executive terminates employment after attaining age 60 and completing at least five years of service as of the executive’s employment termination date, provided that the executive has held the award through at least the six month anniversary of the grant date. As of the end of fiscal 2018, Mr. Poling satisfied the requirements for retirement treatment pursuant to the Leadership Awards, the 2017 Awards and the 2018 Awards and Mr. Freeman and Mr. Kapples satisfied the requirements for retirement treatment pursuant to the Leadership Awards that were issued as stock option awards.

•

Change in Control. The terms of the Leadership Awards provide for full vesting of such awards upon a change in control. (The Leadership Awards vested in full pursuant to their terms as of February 8, 2019 and are no longer outstanding.) The terms of the 2016 Awards issued as stock options or restricted stock units provide for full vesting of such awards upon a change in control only if a replacement award is not issued to the award holder. The 2016 Awards issued as PBUs provide for pro rata vesting if a replacement award is not issued to the award holder. For this purpose, a replacement award is an equity award of the same type as the replaced award that has a value equal to that of the replaced award and that contains terms relating to vesting that are substantially identical to those of the replaced award and other terms and conditions that are no less favorable than the terms and conditions of the replaced award.

The terms of the 2017 Awards and 2018 Awards issued as stock options or restricted stock units provide for full vesting of such awards upon a change in control if the acquirer does not issue a replacement award to the award holder or, within two years after the change in control, the award holder is involuntarily terminated without cause or resigns for good reason. The 2017 Awards and 2018 Awards issued as PBUs provide for pro rata vesting of such awards upon a change in control as follows: (i) if a replacement award is not provided to the award holder, then such holder shall become vested in a pro-rata portion (calculated based on the date of the change in control, relative to the entire period of the performance cycle in respect of which the award was granted) of each applicable award based on the actual performance level achieved as of the date of the change in control; and (ii) if a replacement award is provided to the award holder, and within two years after the change in control, the award holder is involuntarily terminated without cause or resigns for good reason, then such holder shall become vested in a pro-rata portion (calculated based on the date of the change in control termination date, relative to the entire period of the performance cycle in respect of which the award was granted) of each applicable award based on the actual performance level achieved as of the date of the last day of the entire performance cycle.

Other Termination Provisions. The terms of the Annual Incentive Compensation Plan provide that an executive is entitled to a prorated annual incentive cash award based on the number of whole months that the executive officer was employed by the Company during the fiscal year upon death, disability, retirement or involuntary termination of employment (other than for cause); however, the executive must have been employed for at least the first three months of the fiscal year for this provision to apply. For this purpose, retirement occurs where an executive terminates employment after attaining age 55. As of the end of fiscal 2018, Messrs. Poling, Freeman and Kapples had satisfied the requirements for retirement treatment under the Annual Incentive Compensation Plan.

The table below reflects the amount of compensation that would become payable to each of our named executive officers under existing plans or agreements if the named executive officer’s employment had terminated on December 31, 2018, the last day of our 2018 fiscal year, given the named executive’s age and service levels as of such date and, if applicable, based on our closing stock price as of December 31, 2018 (the last trading day of our 2018 fiscal year), which was $24.55. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options, and benefits available generally to salaried employees, such as benefits under tax-qualified retirement plans or excess benefit plans (i.e., the SERP).

The actual amounts that would be paid upon a named executive officer’s termination of employment or in connection with a change in control can be determined only at the time of any such event. Due to a number of factors that may affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be higher or lower than indicated in the table. Factors that could affect these amounts include the timing during the year of any such event, our stock price, the executive’s age and years of service, the attained level of performance for PBUs, and any additional agreements or arrangements we may enter into in connection with any change in control or termination of employment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name and Termination Scenario	Cash Severance	Bonus	Option Awards	Stock Awards	Salary Protection Plan	Welfare Benefits and Outplacement	Total
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)
Gregory E. Poling
Involuntary Termination (other than for cause)	$3,200,000	$172,800	$368,190	$3,852,190	$0	$39,504	$7,632,684
Death	$0	$172,800	$0	$3,852,190	$2,400,032	$0	$6,425,022
Disability	$0	$172,800	$0	$3,852,190	$1,520,000	$0	$5,544,990
Retirement	$0	$800,000	$368,190	$3,852,190	$0	$0	$5,020,380
Change in Control Termination	$2,533,333	$800,000	$655,560	$5,229,633	$0	$39,504	$9,258,030

Name and Termination Scenario	Cash Severance	Bonus	Option Awards	Stock Awards	Salary Protection Plan	Welfare Benefits and Outplacement	Total
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)
Randall S. Dearth
Involuntary Termination (other than for cause)	$1,276,500	$42,224	$0	$0	$0	$39,504	$1,358,228
Death	$0	$42,224	$0	$1,580,652	$3,795,000	$0	$5,417,876
Disability	$0	$42,224	$0	$1,580,652	$4,381,500	$0	$6,004,376
Retirement	$0	$0	$0	$0	$0	$0	$0
Change in Control Termination	$3,829,500	$195,480	$0	$1,484,048	$0	$39,504	$5,548,533
Dean P. Freeman
Involuntary Termination (other than for cause)	$765,000	$68,040	$114,545	$0	$0	$39,504	$987,089
Death	$0	$68,040	$0	$1,153,457	$2,475,000	$0	$3,696,497
Disability	$0	$68,040	$0	$1,153,457	$2,835,000	$0	$4,056,497
Retirement	$0	$0	$114,545	$0	$0	$0	$114,545
Change in Control Termination	$2,295,000	$315,000	$203,945	$1,649,787	$0	$39,504	$4,503,236
John W. Kapples
Involuntary Termination (other than for cause)	$624,000	$50,544	$68,723	$0	$0	$39,504	$782,771
Death	$0	$50,544	$0	$735,346	$1,365,000	$0	$2,150,890
Disability	$0	$50,544	$0	$735,346	$1,482,000	$0	$2,267,890
Retirement	$0	$0	$68,723	$0	$0	$0	$68,723
Change in Control Termination	$1,872,000	$234,000	$122,360	$1,019,349	$0	$39,504	$3,287,213
Naren B. Srinivasan
Involuntary Termination (other than for cause)	$632,000	$51,192	$0	$0	$0	$39,504	$722,696
Death	$0	$51,192	$0	$556,647	$2,172,572	$0	$2,780,411
Disability	$0	$51,192	$0	$556,647	$4,542,500	$0	$5,150,339
Retirement	$0	$0	$0	$0	$0	$0	$0
Change in Control Termination	$1,896,000	$237,000	$81,396	$753,572	$0	$39,504	$3,007,472

Cash Severance (Column B)

Involuntary Termination - other than for cause, misconduct or similar reason. Represents a single lump sum payment of the named executive officer’s annual base salary (two times the annual base salary for Mr. Poling), as of December 31, 2018, plus an amount equal to the target annual incentive cash awards for the respective executive officer (two times the target annual incentive cash award for Mr. Poling).

Change in Control Termination. Represents a lump sum payment equal to three times (a) the named executive officer’s annual base salary as of December 31, 2018; plus (b) the named executive officer’s target annual incentive cash award for the 2018 fiscal year, subject to reduction if the executive has attained age 62.

Bonus (Column C)

Represents a prorated payment of the annual incentive cash award based on the number of whole months (or days in the Change in Control Termination scenario) that the named executive officer was employed by the Company during the fiscal year. Because we have assumed that the applicable termination of employment occurred on the last day of our 2018 fiscal year, the amounts reported in Column C for this scenario represent the full annual incentive cash award payable to each executive for fiscal 2018. Messrs. Poling, Freeman and Kapples satisfied the requirements for retirement pursuant to the Annual Incentive Compensation Plan (attainment of age 55) and are therefore entitled to a prorated payment of the annual incentive cash award had the named executive officer voluntarily terminated employment on December 31, 2018. Because we have assumed that retirement occurred on the last day of our 2018 fiscal year, the amounts reported in Column C under the “Retirement” scenario represent the full annual incentive cash award payable to the respective named executive officer. In the case of Involuntary Termination (other than for cause), the amounts represent the annual incentive cash award based on Company performance for fiscal 2018.

Option Awards (Column D)

Death/Disability. The amounts reported in Column D for these scenarios represent the value attributable to 2017 Awards and 2018 Awards issued as stock option awards that would have vested had the named executive officer terminated employment due to death or disability on December 31, 2018.

Retirement. The amounts reported in Column D for this scenario represent the value attributable to Leadership Awards issued as stock option awards that would have continued to vest according to their original vesting schedule had Messrs. Poling, Freeman and Kapples voluntarily terminated employment on December 31, 2018. For Mr. Poling, the amount also includes the value attributable to 2017 Awards and 2018 Awards issued as stock option awards that would have vested had he voluntarily terminated employment on December 31, 2018.

Change in Control Termination. The amounts reported for this scenario represent the value that would have been attained upon the full vesting of all unvested options held by the named executive officer as of December 31, 2018, assuming that a replacement award for the 2016 Awards, 2017 Awards and 2018 Awards were not granted in connection with a change in control. Of the amount reported, the following represents the value of unvested stock options that were Leadership Awards and that would have become fully vested upon a change in control on December 31, 2018, whether or not replacement awards were granted or a subsequent termination of the executive’s employment had occurred in connection with a change in control: $368,190 for Mr. Poling. $114,545 for Mr. Freeman, $68,723 for Mr. Kapples and $39,888 for Mr. Srinivasan.

Stock Awards (Column E)

Death/Disability. The amounts reported in Column E for these scenarios represent the value attributable to Leadership Awards issued as restricted stock unit awards that would have become vested on a prorated basis and 2017 Awards and 2018 Awards issued as restricted stock units and PBUs that would have become fully vested had the named executive officer terminated employment due to death or disability on December 31, 2018. For purposes of these scenarios, amounts attributable to the 2017 Awards and 2018 Awards that were issued as PBUs are based on the number of shares that would have vested based on achievement of threshold performance.

Retirement. The amount reported in Column E for this scenario for Mr. Poling who, as of December 31, 2018, satisfied the requirements for retirement under the Leadership Awards issued as restricted stock unit awards and the 2017 Awards and 2018 Awards issued as restricted stock unit awards and PBUs, represents the prorated vesting of unvested restricted stock units issued as Leadership Awards and the full vesting of unvested restricted stock units and PBUs issued as 2017 Awards and 2018 Awards that were held by Mr. Poling on December 31, 2018, which would have become vested upon his retirement.

Change in Control Termination. The amounts reported for this scenario represent the value that would have been attained upon the full vesting of all unvested restricted stock unit awards held by the named executive officer as of December 31, 2018, assuming that replacement awards for the 2016 Awards, 2017 Awards and 2018 Awards were not granted in connection with a change in control and that the executive experienced an involuntary termination of employment concurrently with the change in control. For purposes of this scenario, amounts attributable to the 2016 Awards issued as PBUs are based on the number of shares that would have vested based on achievement of target performance, and amounts attributable to the 2017 Awards and 2018 Awards issued as PBUs are based on the number of shares that would have vested based on achievement of threshold performance. Of the amount reported, the following represents the value of unvested restricted stock units issued as a Leadership Award that would have become fully vested upon a change in control on December 31, 2018, whether or not replacement awards were granted or a subsequent termination of the executive’s employment had occurred in connection with a change in control: $1,966,651 for Mr. Poling, $667,466 for Mr. Freeman, $400,485 for Mr. Kapples and $232,415 for Mr. Srinivasan.

Welfare Benefits and Outplacement Services (Column G)

Represents the employer portion of the premium paid on behalf of the named executive officer for continued coverage under the Company’s medical, dental and vision plans during the applicable severance period. Amounts are based on actual rates determined by the Company for the 2019 calendar year.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE THE

COMPENSATION OF GCP’S NAMED EXECUTIVE OFFICERS

Under Section 14A of the Exchange Act, our stockholders are entitled to vote on a proposal to approve on an advisory (non-binding) basis, the compensation of the executive officers named in the Summary Compensation Table set forth in “Executive Compensation – Executive Compensation Tables.” This vote is generally referred to as a “Say on Pay” vote. Accordingly, we are asking stockholders to approve, on an advisory basis, the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

We do not intend that this vote address any specific items of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this Proxy Statement. This vote is advisory and not binding on GCP, the Compensation Committee or our Board. However, as the vote is an expression of our stockholders’ views on a significant matter, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.

We encourage our stockholders to read the Compensation Discussion and Analysis set forth under “Executive Compensation” which describes our 2018 compensation program in detail.

We believe that the information we have provided in this Proxy Statement shows that we have designed our executive compensation program to attract, motivate and retain a highly qualified and effective executive team and to promote long-term stockholder value, strong annual and long-term operational and financial results, and ethical conduct in accordance with GCP’s core values.

Unless otherwise instructed, the proxies will vote “FOR” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE APPROVAL ON AN ADVISORY, NON-BINDING BASIS OF THE COMPENSATION OF GCP’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

QUESTIONS AND ANSWERS

ABOUT THE ANNUAL MEETING AND THE VOTING PROCESS

Quick Reference Guide

1.	Why am I receiving these materials?
2.	Notice of Internet availability
3.	What is included in the proxy materials?
4.	Internet access to meeting materials
5.	What am I voting on?
6.	Board voting recommendations
7.	Will any other matters be voted on?
8.	Who can vote and number of votes per share?
9.	How do I vote?
10.	Can I change my vote or revoke my proxy?
11.	What is the deadline for voting shares?
12.	Is my voting privacy protected?
13.	Who will count the votes?

14.	Record and Beneficial Owners
15.	Why is it important for me to vote?
16.	What is the effect of not voting?
17.	Vote required to approve each proposal
18.	Shares represented by proxy materials
19.	Multiple sets of proxy materials
20.	Who can attend the meeting?
21.	What do I need to do to attend the meeting?
22.	Can I bring a guest to the meeting?
23.	Votes necessary to hold the meeting
24.	Solicitation of proxies
25.	GCP corporate governance materials
26.	How do I obtain more information?

Question 1: Why am I receiving these materials?

We are making these proxy materials available to you because our records indicate that you owned shares of GCP common stock as of March 6, 2019, the record date for our Annual Meeting to be held on May 2, 2019 at 9:00 a.m. Eastern Time at the AC Hotel Cambridge, 10 Acorn Park Drive, Cambridge, MA 02140. This Proxy Statement describes the proposals that will be voted on at the Annual Meeting, and any adjournments and postponements thereof, and will provide you with the information necessary to make an informed voting decision on the proposals to be presented at the Annual Meeting. Your vote is very important. We request that you vote on the proposals by using the Internet or telephone or, if you have requested a paper copy of these proxy materials, by mail, in each case in the manner described in the Notice and this Proxy Statement.

Question 2: Why did I receive the Notice instead of a full set of proxy materials?

In accordance with rules and regulations adopted by the Securities and Exchange Commission, or “SEC,” instead of mailing a printed copy of our proxy materials to each stockholder of record, we may furnish proxy materials, including this Proxy Statement and our 2018 annual report to shareholders (the “Annual Report”), by providing access to such documents via the Internet. This e-proxy process expedites stockholders’ receipt of proxy materials, lowers our costs and reduces the environmental impact of our Annual Meeting.

Stockholders of record will not receive printed copies of the proxy materials unless they request them. Instead, we will mail the Notice, which will tell you how to access and review all of the proxy materials on the Internet. The Notice also tells you how to vote on the Internet or by telephone. If you would like to receive a paper or e-mail copy of our proxy materials, at no cost to you, you should follow the instructions for requesting such materials in the Notice.

Question 3: What is included in the proxy materials?

The proxy materials include:

•	Proxy Statement for the Annual Meeting (including the Notice of Annual Meeting of Stockholders);
•	Annual Report, which includes our Annual Report on Form 10-K and audited consolidated financial statements; and
•	The proxy card.

Question 4: Can I access the proxy materials via the Internet?

The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report are also available at www.proxydocs.com/gcp and at www.gcpat.com.

Question 5: What am I voting on?

You are voting on THREE proposals:

Proposal One:

Election of three Class II directors and four Class III directors for a term of one year, with the following as our Board’s nominees:

Class II:

Clay H. Kiefaber

Phillip J. Mason

Elizabeth Mora

Class III:

Ronald C. Cambre

Gerald G. Colella

James F. Kirsch

Marran H. Ogilvie

Proposal Two:	The ratification of PricewaterhouseCoopers LLP as GCP’s independent registered public accounting firm for fiscal year 2019.
Proposal Three:	An advisory, non-binding vote to approve the compensation of GCP’s named executive officers, as described in this Proxy Statement.

Question 6: What are the voting recommendations of our Board?

Our Board is soliciting your proxy and recommends the following votes:

Proposal One:	FOR each of the director nominees named in this Proxy Statement.

Proposal Two:	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019.

Proposal Three:	FOR the approval of the compensation of GCP’s named executive officers, as described in this Proxy Statement.

Question 7: Will any other matters be voted on?

We are not aware of any other matters on which you will be asked to vote at the Annual Meeting. If other matters are properly brought before the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting, the proxy holders will use their discretion to vote on these matters as they may arise. Furthermore, if a nominee is unable to serve or for good cause will not serve as director, then the proxy holders will vote for a Board-nominated substitute.

Question 8: Who can vote? What is the number of votes per share?

If you hold shares of GCP common stock as of the close of business on March 6, 2019, then you are entitled to one vote per share for each matter presented at the Annual Meeting. There is no cumulative voting.

Question 9: How do I vote?

If you are the record holder of shares of GCP common stock, you may vote by following the instructions below. Technically speaking, when you vote via the Internet, by telephone or by mail, you are authorizing a proxy to vote your shares at the Annual Meeting. We use the commonly recognized word “vote” in this Proxy Statement to cover this procedure. If you hold shares through a broker, bank, financial institution or other nominee or intermediary, you may vote by complying with the instructions of your nominee or intermediary set forth on the voting instruction card.

Vote via the Internet

You may vote via the Internet at www.proxypush.com/gcp as instructed on the Notice at or before 11:59 p.m., Eastern Time, on May 1, 2019. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been recorded properly. If you vote your shares via the Internet, you do not need to return a proxy card. Please see the Notice for Internet voting instructions. We encourage you to vote in this manner as it is the most cost-effective method.

Vote by Telephone

You may vote toll-free by telephone by calling 1-866-883-3382 in the U.S., U.S. territories and Canada on a touch tone telephone and following the instructions provided on the telephone line at or before 11:59 p.m., Eastern Time, on May 1, 2019. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been recorded properly. If you vote by telephone, you do not need to return a proxy card. Please see the Notice for telephone voting instructions.

Vote by Mail

If you have received a paper proxy card and choose to vote your shares by mail, simply mark your proxy card, sign and date it, and return it in the postage-paid envelope provided so that it is received before the close of business on May 1, 2019.

Vote In-Person

You may attend the Annual Meeting in person and complete a written ballot. If you hold shares through a broker, bank, financial institution or other nominee or intermediary, you must obtain a written proxy, executed in your favor, from the record holder to be able to vote in person at the Annual Meeting. See “What do I need to do to attend the Annual Meeting?” below for more information.

Question 10: Can I change my vote or revoke my proxy?

Yes, you can change your vote or revoke your proxy, if you are a stockholder of record, by:

●	entering a new vote by Internet or telephone at or before 11:59 p.m., Eastern Time, on May 1, 2019;

●	returning a later-dated proxy card by mail so that it is received before the close of business on May 1, 2019;

●

notifying our Corporate Secretary by written revocation letter, stating that you are revoking your proxy, delivered to the Company’s address listed on the front page of this Proxy Statement before the beginning of the Annual Meeting; or

●	attending the Annual Meeting and completing and submitting a written ballot.

If you hold shares through a broker, bank, financial institution or other nominee or intermediary, you can change your vote or revoke your proxy by complying with the instructions of your nominee or intermediary set forth on the voting instruction card.

Question 11: What is the deadline for voting my shares if I do not intend to vote in person at the Annual Meeting?

If you do not intend to vote in person at the Annual Meeting, your signed proxy card must be received and processed before the close of the polls at the Annual Meeting. Please allow sufficient time for your vote to be received and processed before the Annual Meeting. You may also vote by Internet or by telephone at or before 11:59 p.m., Eastern Time, on May 1, 2019. If you hold shares through a broker, bank, financial institution or other nominee or intermediary, you must comply with the instructions of your nominee or intermediary set forth on the voting instruction card.

Question 12: Is my voting privacy protected?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within GCP or to third parties, except: (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the votes; and (3) to facilitate a successful proxy solicitation.

Question 13: Who will count the votes?

Our independent transfer agent, EQ Shareowner Services, has been appointed as inspector of election. Its representatives will attend the Annual Meeting and will count the votes.

Question 14: What is the difference between holding shares as a stockholder of record versus as a beneficial owner?

Many of our stockholders hold their shares as beneficial owner through a broker, bank, financial institution or other nominee or intermediary, rather than directly in their own name as stockholder of record. As summarized below, there are some differences between holding shares directly as stockholder of record and owning shares beneficially through a broker, bank, financial institution or other nominee or intermediary:

Stockholders of Record

If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the stockholder of record with respect to those shares, and the Notice is being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us, or to vote in person at the Annual Meeting. If you request printed proxy materials, they will be sent directly to you, including an enclosed proxy card for you to use.

Beneficial Owners

If your shares are held by a broker, bank, financial institution or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name,” and the Notice is being forwarded to you by your nominee or intermediary. As the beneficial owner, you have the right to direct your nominee or intermediary on how to vote your shares. You are also welcome to attend the Annual Meeting in person. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request, complete and deliver a legal proxy from your nominee or intermediary. If you request printed proxy materials, your nominee or intermediary should enclose a voting instruction card for you to use in directing the nominee or intermediary how to vote your shares. If a voting instruction card was not included in the printed proxy materials, please contact your nominee or intermediary to determine how to provide voting instructions.

Question 15: Why is it important for me to vote?

If you do not vote, your shares may not be represented at the Annual Meeting. This may result in matters not receiving the number of votes necessary for their approval.

Question 16: What is the effect of not voting?

If you own shares in “street name” through a broker, bank, financial institution or other nominee or intermediary and you do not vote:

In the absence of your voting instructions, your broker, bank, financial institution or other nominee or intermediary may or may not vote your shares at its discretion, depending on the proposals before the Annual Meeting. We understand that your nominee or intermediary may vote your shares at its discretion on “routine matters” and that your nominee or intermediary may not vote your shares on proposals that are not “routine.” When your nominee submits a proxy for your shares but does not indicate a vote for a particular proposal because of the absence of voting instructions and discretionary authority, a “broker non-vote” occurs. Broker non-voted shares count toward the quorum requirement, but are not counted as voted for or against a proposal, or as abstentions, nor are they counted to determine the number of votes present for a particular proposal.

We believe that Proposal Two (ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm) is a routine matter on which nominees or intermediaries can vote on behalf of their clients if clients do not furnish voting instructions. We believe that all other proposals are non-routine matters on which nominees or intermediaries are not entitled to vote your shares without your instructions.

If you own shares that are directly registered in your name and you return a proxy card without giving specific voting instructions:

If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, your shares will count toward the quorum requirement and the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and the proxy holders may vote in their discretion for any other matters properly presented for a vote at the Annual Meeting, or at any adjournments or postponements thereof.

If you own shares that are directly registered in your name and you do not return a proxy card and you do not vote:

In this case, your unvoted shares will not be represented at the Annual Meeting and will not count toward the quorum requirement.

Question 17: What vote is required to approve each proposal, assuming a quorum is present at the Annual Meeting?

The required vote to approve each proposal will depend on the proposal, as described below.

Proposal One:

Election of Directors

In an uncontested election, where the number of nominees for director does not exceed the number of directors to be elected, directors are elected by a majority of the votes cast. This means that the number of shares voted FOR a director nominee must exceed the number of shares voted AGAINST that director nominee. Abstentions and broker non-votes are not counted as a vote cast either FOR or AGAINST a director nominee. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast, meaning that the nominees that receive the most FOR votes will be elected. We expect the election of directors at the Annual Meeting to be uncontested and, therefore, the majority voting standard will apply.

Proposal Two:

Ratification of the Appointment of Independent Registered Public Accounting Firm

The affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP as GCP’s independent registered public accounting firm for fiscal year 2019. This means that abstentions will have the same effect as votes against the proposal.

Proposal Three:

Approval of Named Executive Officer Compensation

The affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote will constitute the approval, on an advisory, non-binding basis, of the compensation of GCP’s named executive officers, as described in this Proxy Statement. This means that abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of the vote.

Question 18: What shares are covered by my Notice, proxy card or voting instruction card?

If you are the record holder of shares, the shares covered by your Notice or, if you have requested printed proxy materials, your proxy card represents the shares of GCP common stock that are registered directly in your name with our transfer agent, EQ Shareowner Services.

If your shares are held in a brokerage account or by a bank, financial institution or other nominee or intermediary, the Notice or, if you requested printed proxy materials, the voting instruction card forwarded to you by your nominee or intermediary represents the shares of GCP common stock that are beneficially owned by you.

Question 19: What does it mean if I get more than one Notice, proxy card or voting instruction card?

It means your shares are held in more than one account, either as a record holder or in street name. You should vote the shares represented by each Notice or, if you requested printed proxy materials, proxy card or voting instruction card in the manner described in the Notice and this Proxy Statement.

Question 20: Who can attend the Annual Meeting?

All stockholders of record and all beneficial owners of shares held through a broker, bank, financial institution or other nominee or intermediary, as of the close of business on March 6, 2019, may attend the Annual Meeting.

Question 21: What do I need to do to attend the Annual Meeting?

To attend the Annual Meeting, please follow these instructions:

●

If you hold shares through a broker, bank, financial institution or other nominee or intermediary, bring proof of your beneficial ownership of the shares through such nominee or intermediary as of the close of business on March 6, 2019;

●	Bring a form of photo identification; and
●	Do not bring cameras or recording devices (including cell phones and tablets with photographic or recording capabilities), as their use will not be permitted at the Annual Meeting.

Question 22: Can I bring a guest to the Annual Meeting?

While bringing a single guest to accompany a person described in the answer to Question 20 above is not strictly prohibited, please be aware that seating is limited at the Annual Meeting and that stockholders of record and beneficial owners as of the record date have priority.

Question 23: How many shares must be present to hold the Annual Meeting?

The presence of holders of a majority of the outstanding shares of GCP, as of the close of business on March 6 , 2019, entitled to vote generally in the election of directors, represented in person or by proxy, constitutes a quorum for conducting business at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes (as described above) will be counted in determining the quorum. On the record date, 72,498,824 shares of GCP common stock were outstanding and entitled to vote at the Annual Meeting, meaning that holders of 36,249,413 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum. However, even if a quorum is not present, the chairman of the meeting or the holders of a majority of the shares so present or represented may adjourn the Annual Meeting.

Question 24: How are proxies solicited and how are costs of solicitation managed?

We will pay the costs of soliciting proxies by the Board and the Company. Proxies may be solicited on behalf of GCP by directors, officers or employees of GCP, for no additional compensation, in person or by telephone, facsimile or other electronic means. We have retained D. F. King & Co., Inc. (“D.F. King”) to assist in solicitation of proxies and have agreed to pay D. F. King approximately $50,000 plus out-of-pocket expenses, for these services. We will also request brokers, banks and other nominees to send proxy materials to, and obtain proxies from, the beneficial owners. As required by the SEC and the NYSE, we also will reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of GCP shares.

Question 25: Where can I find GCP corporate governance materials?

We have provided our Corporate Governance Principles, Business Ethics and Conflicts of Interest policies, and the charters for the Audit, Compensation, Nominating and Governance and Corporate Responsibility Committees of our Board on our website at www.gcpat.com. Our filings with the SEC (including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Section 16 insider trading transactions) are available at www.sec.gov.

Question 26: How do I obtain more information about GCP Applied Technologies Inc.?

To obtain additional information about GCP, you may contact GCP Shareholder Services by:

●	visiting our website at www.gcpat.com;
●	contacting GCP Shareholder Services at 617-876-1400; or
●	writing to:

GCP Applied Technologies Inc.

Attn: GCP Shareholder Services

62 Whittemore Avenue

Cambridge, Massachusetts 02140

GENERAL INFORMATION

Annual Report

Our 2018 Annual Report, containing our Annual Report on Form 10-K and audited financial statements, accompanies this Proxy Statement. Stockholders may also obtain a copy of our Annual Report on Form 10-K (including the financial statements and any financial statement schedules), without charge, upon written request to:

GCP Applied Technologies Inc.

Attn: GCP Shareholder Services

62 Whittemore Avenue

Cambridge, Massachusetts 02140

Other Matters

Our Board knows of no other matters that will be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

The expenses of preparing, printing and mailing our notice of meeting and our proxy materials, making them available over the Internet, and all other expenses of soliciting proxies on behalf of the Board and the Company will be borne by us. In addition, our directors, officers and employees, who will receive no compensation in addition to their regular salary or other compensation, may solicit proxies by personal interview, mail, telephone, facsimile, e-mail, Internet or other means of electronic transmission.

Householding of Proxy Materials

Pursuant to SEC rules, a company may deliver to multiple stockholders sharing the same address a single copy of its Proxy Statement and Annual Report or multiple copies of the Notice of Internet Availability of Proxy Materials in a single envelope unless the company has received prior instructions to the contrary. This procedure is referred to as householding. Upon written or oral request, we will mail a separate copy of our Proxy Statement and Annual Report or a separate copy of our Notice of Internet Availability of Proxy Materials in separate envelopes to any stockholder at a shared address to which a single copy of the Proxy Statement and Annual Report or Notices of Internet Availability of Proxy Materials were delivered in a single envelope. Conversely, upon written or oral request, we will cease delivering separate copies of the Proxy Statement and Annual Report or a separate copy of our Notice of Internet Availability in separate envelopes to any stockholders at a shared address to which multiple copies of either document were delivered in the past. You may contact us with your request by calling GCP at (617) 876-1400 or writing to GCP Shareholder Services at the address or phone number provided above. We will mail materials that you request at no cost. You can also access this Proxy Statement and the Annual Report online at www.proxydocs.com/gcp. Stockholders who hold their shares in “street name,” that is, through a broker, bank, financial institution or other nominee or intermediary as holder of record, and who wish to change their householding instructions or obtain copies of these documents, should follow the instructions on their voting instruction card or contact the holders of record.

Stockholder Proposals

A stockholder who intends to propose business, including stockholder nominations for director candidates, at the 2020 Annual Meeting, other than pursuant to Rule 14a-8 of the Exchange Act, must comply with the requirements set forth in our By-Laws. Among other things, a stockholder must give us written notice of the intent to propose business for the 2020 Annual Meeting not earlier than the close of business on the 120th day prior to, and not later than the close of business on the 90th day prior to, the first anniversary of the preceding year’s annual meeting of stockholders. Therefore, based upon the Annual Meeting date of May 2, 2019, GCP’s Corporate Secretary must receive notice of a stockholder’s intent to nominate directors or propose business for the 2020 Annual Meeting, no sooner than the close of business on January 3, 2020, and no later than the close of business on February 2, 2020. Notwithstanding the foregoing, if the date of the 2020 Annual Meeting is more than 30 days before or more than 60 days after the anniversary date of the 2019 Annual Meeting, then notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to the date of the 2020 Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the date of the 2020 Annual Meeting or (ii) if the first public announcement of the date of the 2020 Annual Meeting is less than 100 days prior to the date of the 2020 Annual Meeting, on the 10th day following the day on which we first make a public announcement of the date of the 2020 Annual Meeting. To nominate a person to serve on the Board or propose other business, a stockholder should write to: GCP Applied Technologies Inc., 62 Whittemore Avenue, Cambridge, Massachusetts 02140, Attention: Corporate Secretary.

If the notice is received after the close of business February 2, 2020, or any otherwise applicable deadline, then the notice will be considered untimely and we are not required to present the stockholder’s director nominees or other business proposal at the 2020 Annual Meeting. A copy of our GCP Corporate Governance Principles are provided at our website at www.gcpat.com. A copy of our By-Laws has been filed with the SEC.

Pursuant to Rule 14a-8 of the Exchange Act, we must receive stockholder proposals submitted pursuant to such Rule, in writing by November 22, 2019, to consider them for inclusion in our proxy materials for the 2020 Annual Meeting of Stockholders. However, if the date of the 2020 Annual Meeting of Stockholders has been changed by more than 30 days from the date of the previous year’s Annual Meeting, then the deadline is a reasonable time before GCP begins to print and send its proxy materials.

On behalf of the Board of Directors,

Alexander Nielsen

Associate General Counsel and Secretary

Dated: March 21, 2019

Appendix A

Reconciliation of GAAP to non-GAAP Financial Measures

The Company has used non-GAAP financial measures in this proxy statement, including adjusted EBIT, adjusted free cash flow and adjusted EPS. In the tables below, the Company presents financial information in accordance with U.S. GAAP, as well as certain non-GAAP financial measures, which it describes below in further detail. GCP believes that the non-GAAP financial information supplements its discussions about the performance of its businesses, improves period-to-period comparability and provides insight to the information that management uses to evaluate the performance of its businesses. Management uses non-GAAP measures in financial and operational decision-making processes, for internal reporting, and as part of its forecasting and budgeting processes, as these measures provide additional transparency to GCP’s core operations.

In the tables, the Company has provided reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. These non-GAAP financial measures should not be considered substitutes for financial measures calculated in accordance with U.S. GAAP, and the financial results that the Company calculates and presents in the table in accordance with U.S. GAAP, as well as the corresponding reconciliations from those results, should be carefully evaluated.

Constant currency means current period revenue in local currency translated using prior period exchange rates. GCP uses constant currency in assessing trends in sales excluding the impact of fluctuations in foreign currency exchange rates.

The Company defines Adjusted EBIT (a non-GAAP financial measure) to be net income (loss) from continuing operations attributable to GCP shareholders adjusted for: (i) gains and losses on sales of businesses, product lines and certain other investments; (ii) currency and other financial losses in Venezuela; (iii) costs related to legacy product, environmental and other claims; (iv) restructuring expenses, repositioning and asset impairments; (v) defined benefit plan costs other than service and interest costs, expected returns on plan assets and amortization of prior service costs/credits; (vi) third-party and other acquisition-related costs; (vii) other financing costs associated with the modification or extinguishment of debt; (viii) amortization of acquired inventory fair value adjustments; (ix) tax indemnification adjustments; (x) interest income, interest expense and related financing costs; (xi) income taxes; and (xii) and certain other items that are not representative of underlying trends. GCP uses Adjusted EBIT to assess and measure its operating performance and in determining performance-based compensation. GCP uses Adjusted EBIT as a performance measure because it provides improved quarter-to-quarter and year-over-year comparability for decision-making and compensation purposes and because it allows management to measure the ongoing earnings results of the Company’s strategic and operating decisions.

The Company defines Adjusted Earnings Per Share (a non-GAAP financial measure) to be earnings per share (“EPS”) from continuing operations on a diluted basis adjusted for costs related to: (i) gains and losses on sales of businesses, product lines and certain other investments; (ii) currency and other financial losses in Venezuela; (iii) costs related to legacy product, environmental and other claims; (iv) restructuring and repositioning expenses and asset impairments; (v) defined benefit plan costs other than service and interest costs, expected returns on plan assets and amortization of prior service costs/credits; (vi) third-party and other acquisition-related costs; (vii) other financing costs associated with the modification or extinguishment of debt; (viii) amortization of acquired inventory fair value adjustments; (ix) tax indemnification adjustments; (x) certain discrete tax items; and (xi) certain other items that are not representative of underlying trends. GCP uses Adjusted EPS as a performance measure to review its diluted earnings per share results on a consistent basis.

The Company defines Adjusted Free Cash Flow (a non-GAAP financial measure) to be net cash provided by or used for operating activities minus capital expenditures plus cash paid for restructuring and repositioning; capital expenditures related to repositioning; cash paid for third-party and other acquisition-related costs; cash taxes paid for repositioning, restructuring, third-party and other acquisition-related costs; accelerated payments under defined benefit pension arrangements; and expenditures for legacy items. GCP uses Adjusted Free Cash Flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to invest in its businesses, to provide a return of capital to shareholders and to determine payments of performance-based compensation.

Adjusted EBIT, Adjusted EPS and Adjusted Free Cash Flow do not purport to represent income measures as defined under U.S. GAAP. These measures are provided to improve the period-to-period comparability and peer-to-peer comparability of GCP’s financial results and to ensure that investors understand the information GCP uses to evaluate the performance of its businesses.

Adjusted EBIT has material limitations as an operating performance measure because it excludes costs related to income and expenses from restructuring and repositioning activities, which historically has been a material component of our net income

(loss). GCP’s business is substantially dependent on the successful deployment of capital, and depreciation and amortization expense is a necessary element of its costs. GCP compensates for the limitations of these measurements by using these indicators together with net income (loss) as measured under GAAP to present a complete analysis of its results of operations. Adjusted EBIT should be evaluated together with net income (loss) measured under GAAP for a complete understanding of GCP’s results of operations.

The following table reconciles our net (loss) income from continuing operations attributable to GCP shareholders (GAAP) to Adjusted EBIT (non-GAAP)

	Year Ended December 31
(In millions)	2018	2017
Adjusted EBIT (non-GAAP)	118.9	127.4
Loss on sale of product line	—	(2.1)
Currency and other financial losses in Venezuela	—	(39.1)
Litigation settlement	—	(4.0)
Legacy product, environmental and other claims	—	(0.6)
Repositioning expenses	(9.6)	(9.8)
Restructuring expenses and asset impairments	(14.8)	(13.5)
Pension MTM adjustment and other related costs, net	8.7	(14.1)
Gain on termination and curtailment of pension and other postretirement plans	0.2	6.6
Third-party and other acquisition-related costs	(2.5)	(6.8)
Other financing costs	—	(6.0)
Amortization of acquired inventory fair value adjustment	(0.2)	(2.9)
Tax indemnification adjustments	(0.5)	(2.8)
Interest expense, net	(88.9)	(61.1)
Income tax (expense) benefit	(28.2)	(82.1)

Net (loss) income from continuing operations attributable to GCP shareholders (GAAP)	$(18.0)	$(110.9)

The following table reconciles our net cash provided by (used in) operating activities form continuing operations (GAAP) to Adjusted Free Cash Flow (non-GAAP)

	Year Ended December 31,
(In millions)	2018	2017
Cash flow measure:
Net cash provided by (used in) operating activities from continuing operations	$75.4	$(1.0)
Capital expenditures	(55.0)	(45.0)

Free Cash Flow (non-GAAP)	20.4	(46.0)
Cash paid for repositioning	5.5	6.2
Cash paid for restructuring	9.1	6.8
Cash paid for third-party and other acquisition-related costs	2.4	6.3
Cash paid for litigation settlement	—	4.0
Capital expenditures related to repositioning	6.8	1.9
Cash taxes related to repositioning, restructuring, third-party and other acquisition-related costs and litigation settlement	(3.1)	(6.2)
Accelerated pension plan contributions	2.9	40.0

Adjusted Free Cash Flow (non-GAAP)	$44.0	$13.0

The following table reconciles our diluted EPS (GAAP) to Adjusted EPS (non-GAAP)

	Year Ended December 31,
	2018				2017
(In millions, except per share amounts)	Pre- Tax	Tax Effect	After- Tax	Per Share	Pre- Tax	Tax Effect	After- Tax	Per Share
Diluted Earnings Per Share (GAAP)				$(0.22)				$(1.55)
Loss on sale of product line	$—	$—	$—	—	$2.1	$0.8	$1.3	0.02
Currency and other financial losses in Venezuela(1)	—	—	—	—	39.1	12.9	26.2	0.37
Litigation settlement	—	—	—	—	4.0	1.5	2.5	0.03
Legacy product, environmental and other claims	—	—	—	—	0.6	0.2	0.4	0.01
Repositioning expenses	9.6	2.4	7.2	0.10	9.8	3.9	5.9	0.08
Restructuring expenses	14.8	3.3	11.5	0.16	13.5	4.6	8.9	0.12
Pension MTM adjustment and other related costs, net	(8.7)	(2.1)	(6.6)	(0.09)	14.1	6.0	8.1	0.11
Gain on termination and curtailment of pension and other postretirement plans	(0.2)	(0.1)	(0.1)	—	(6.6)	(2.8)	(3.8)	(0.05)
Third-party and other acquisition-related costs	2.5	0.6	1.9	0.03	6.8	1.3	5.5	0.08
Other financing costs	—	—	—	—	6.0	2.3	3.7	0.05
Amortization of acquired inventory fair value adjustment	0.2	—	0.2	—	2.9	0.9	2.0	0.03
Currency losses in Argentina	1.1	—	1.1	0.02	—	—	—	—
Loss on debt refinancing	59.8	14.8	45.0	0.62	—	—	—	—
Tax indemnification adjustments	0.5	(0.1)	0.6	0.01	2.8	0.8	2.0	0.03
Discrete tax items:
Discrete tax items, including adjustments to uncertain tax positions(2)	—	(20.7)	20.7	0.28	—	(93.9)	93.9	1.31

Adjusted EPS (non-GAAP)				$0.91				$0.64

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. : INTERNET www.proxypush.com/gcp Use the Internet to vote your proxy until 11:59 p.m. (ET) on May 1, 2019. ( TELEPHONE 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on May 1, 2019. * MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, please detach here, sign and date proxy card and return in the postage-paid envelope provided. The Board of Directors Unanimously Recommends a Vote FOR all GCP Nominees in Proposal 1, and FOR Proposals 2 and 3. 1. Election of directors: Nominees-Class II (Term expiring 2020) FOR AGAINST ABSTAIN 01 Phillip J. Mason—Class II 02 Elizabeth Mora—Class II 03 Clay H. Kiefaber—Class II Nominees-Class III (Term expiring 2020) FOR AGAINST ABSTAIN 04 Ronald C. Cambre—Class III 05 Gerald G. Colella—Class III 06 James F. Kirsch—Class III 07 Marran H. Ogilvie—Class III FOR AGAINST ABSTAIN 2. To ratify the appointment of PricewaterhouseCoopers LLP as GCP’s independent registered public accounting firm for 2019; 3. To approve, on an advisory, non-binding basis, the compensation of GCP’s named executive officers, as described in the accompanying Proxy Statement THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. Date Address Change? Mark box, sign, and indicate changes below: –Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

GCP APPLIED TECHNOLOGIES INC. 2019 ANNUAL MEETING OF STOCKHOLDERS Thursday, May 2, 2019 9:00 a.m. Eastern Time AC Hotel Cambridge 10 Acorn Park Drive Cambridge, MA 02140 Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting The Notice and Proxy Statement and Annual Report are available at www.proxydocs.com/gcp. proxy This Proxy is Solicited on Behalf of the GCP Applied Technologies Inc. Board of Directors The undersigned hereby appoints GREGORY E. POLING, DEAN P. FREEMAN AND KEVIN R. HOLLAND, and each of them, with full power of substitution and with all powers that the undersigned would possess if personally present, as proxies to vote all the shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of GCP Applied Technologies Inc. to be held at the AC Hotel Cambridge, 10 Acorn Park Drive, Cambridge, Massachusetts, May 2, 2019 at 9:00 a.m. Eastern Time and at any adjournments or postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof in accordance with and as described in the Notice and Proxy Statement of the Annual Stockholders Meeting. The undersigned hereby revokes all proxies previously given, and hereby ratifies all that said proxies may do at the Annual Meeting or any adjournment or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made as to any item, this proxy will be voted in accordance with the Board of Directors’ recommendations. YOUR VOTE IS VERY IMPORTANT – PLEASE VOTE TODAY. If you will not be voting by telephone or the Internet, you are to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage-prepaid if mailed in the United States. Address Changes/Comments: Continued and to be signed on reverse side